UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
FEDERAL SIGNAL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 30, 2009

Dear fellow stockholder,

You are cordially invited to attend the Federal Signal Corporation 2009 Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 29, 2009, at 8:30 a.m., local time, at the Elgin Sweeper Company, 1300 West Bartlett Road, Elgin, Illinois 60120.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of Annual Meeting and Proxy Statement.

At this year’s Annual Meeting, you will be asked to vote on the election of directors and the ratification of Ernst & Young LLP’s appointment as Federal Signal’s independent registered public accounting firm for 2009.

We hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented. We urge you to read the proxy statement carefully, and to use the WHITE proxy card to vote for the Board of Director’s nominees by telephone or Internet, or by signing, dating, and returning the enclosed WHITE proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting. Instructions are on the WHITE proxy card.

You should know that Warren B. Kanders has notified us that he intends to nominate three nominees, including himself, in opposition to the Board’s recommended nominees for director.

We strongly urge you to vote for the nominees proposed by the Board by using the enclosed WHITE proxy card and not to return any proxy card sent to you by Mr. Kanders. If you have previously returned a proxy card sent to you by Mr. Kanders, you can revoke it by using the WHITE proxy card to vote by telephone or Internet, or by signing, dating and returning our Company’s WHITE proxy card in the postage-paid envelope provided. Only your last-dated proxy will count.

Thank you for your continued support of our Company.

Sincerely,

William H. Osborne
President and Chief Executive Officer

1415 West 22nd Street
Oak Brook, Illinois 60523

Notice of Annual Meeting of Stockholders
To Be Held on April 29, 2009

To the Stockholders of
Federal Signal Corporation:

The Annual Meeting of Stockholders of Federal Signal Corporation for the year 2009 will be held at the Elgin Sweeper Company, 1300 West Bartlett Road, Elgin, Illinois 60120 on Wednesday, April 29, 2009, at 8:30 a.m., local time, for the following purposes:

1. To elect three (3) Class I directors;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009; and

3. To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) of such meeting.

The Board of Directors has fixed the close of business on March 3, 2009 as the record date for the meeting. This means that if you owned shares of our common stock on that date, you are entitled to receive this notice, and to vote at the meeting or any adjournment(s) or postponement(s) of the meeting. In order to be admitted to the meeting, you must be a Federal Signal stockholder or hold a proxy. If you are not a registered holder, you should bring proof of stock ownership.

A copy of our Annual Report to our stockholders for the year ended December 31, 2008, a proxy statement and a WHITE proxy card accompany this notice.

The Board of Directors recommends that you vote FOR the nominees for director proposed by the Board and FOR the approval of the independent registered public accounting firm, using the WHITE proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 29, 2009

The following materials, also included with this Notice, are available to be viewed, downloaded, and printed, at no charge, by accessing the following Internet address: http://www.federalsignal.com
1. Proxy Statement for the Annual Meeting of Stockholders, and
2. 2008 Annual Report to Stockholders

* * * Important Note * * *

YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the meeting, you are urged to vote as promptly as possible in one of the following ways:

•	Use the toll-free telephone number shown on the WHITE proxy card;

•	Go to the website address shown on the WHITE proxy card and vote via the Internet; or

•	Sign, date and promptly return the enclosed WHITE proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Instructions for voting are contained on the enclosed WHITE proxy card. If you have any questions or need assistance in voting your shares of our common stock, please call Innisfree M&A Incorporated, which is assisting us, toll-free at (877) 800-5186 (banks and brokers may call collect at (212) 750-5833).

By order of the Board of Directors,

Jennifer L. Sherman
Corporate Secretary

March 27, 2009

i

1415 West 22nd Street
Oak Brook, Illinois 60523

Proxy Statement for Annual Meeting of Stockholders
To Be Held on April 29, 2009

GENERAL INFORMATION

The Board of Directors of Federal Signal Corporation is furnishing this proxy statement to you in order to solicit your proxy for use at the Annual Meeting of Stockholders to be held at the Elgin Sweeper Company, 1300 West Bartlett Road, Elgin, Illinois 60120 on Wednesday, April 29, 2009 at 8:30 a.m., local time, and any adjournment(s) or postponement(s) of such meeting. The purpose of the Annual Meeting of Stockholders is:

1.	To elect three (3) Class I directors. The Board of Directors has nominated James E. Goodwin, William H. Osborne and Joseph R. Wright as its candidates for election as Class I directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” JAMES E. GOODWIN, WILLIAM H. OSBORNE AND JOSEPH R. WRIGHT USING THE WHITE PROXY CARD.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009 USING THE WHITE PROXY CARD.

3.	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of such meeting.

This proxy statement and the accompanying WHITE proxy card were first mailed to stockholders on or about March 31, 2009.

Voting Your Shares

You may vote on the above matters in the following ways:

•	By Telephone or Internet: You may vote by telephone or Internet by following the instructions included on the enclosed WHITE proxy card.

•	By Written Proxy: You may vote by written proxy by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

•	In Person: If you are a record stockholder, you may vote in person at the Annual Meeting. You are a record stockholder if your shares are registered in your name. If your shares are in the name of your broker or bank, your shares are held in “Street-name” and you are not a record stockholder. If your shares are held in Street-name and you wish to vote in person at the Annual Meeting, you will need to contact your broker or bank to obtain a legal proxy allowing attendance at the Annual Meeting. If you plan to attend the Annual Meeting in person, please bring proper identification and proof of ownership of your shares.

You will be entitled to vote at the Annual Meeting only if you held shares of our common stock of record at the close of business on March 3, 2009, the “record date.” You will be entitled to one vote for each share you owned on the record date for each of three directorships to be elected and on each other matter presented at the meeting. On the record date, there were 47,592,751 shares of our common stock issued and outstanding.

Our By-Laws provide that a majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present, we will count all proxies designated as “withholding authority” to vote for a nominee or nominees or “abstaining” from any proposal, as well as “broker non-votes,” as shares represented at the Annual Meeting and counted toward establishing the presence of a quorum.

You can direct how your shares will be voted at the Annual Meeting by signing, dating and returning the enclosed WHITE proxy card. If you return a WHITE proxy card, but no specific voting instructions are given with respect to a proposal, your shares will be voted “for” each of the three nominees named on the WHITE proxy card and “for” the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2009, as applicable.

If you hold your shares in more than one account, you will receive a WHITE proxy card for each account. To ensure that all of your shares are voted, please vote by telephone or Internet for each account, or sign, date and return a WHITE proxy card for each account in the postage-paid envelope provided.

We have received notice from Warren B. Kanders, a stockholder of our Company, that he intends to nominate at the Annual Meeting, and to solicit proxies in favor of, his own slate of three nominees for election to your Board of Directors as Class I directors. As a result, you may receive proxy solicitation materials from Mr. Kanders, including a proxy statement and alternate proxy card. To ensure stockholders have our Company’s latest proxy information and materials to vote, the Board expects to conduct multiple mailings prior to the date of the Annual Meeting, each of which will include a WHITE proxy card regardless of whether or not you have previously voted. Only the latest dated proxy card you vote will be counted.

THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY MR. KANDERS. Even if you have previously signed a proxy card sent by Mr. Kanders, you have every right to change your vote by using your WHITE proxy card to vote by telephone or Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy card you vote will be counted. We urge you to disregard any proxy card sent to you by Mr. Kanders.

The Board of Directors has NOT endorsed Mr. Kanders’ nominations and urges you to vote “FOR” the Board’s nominees for director using the WHITE proxy card TODAY. Please do not return any proxy card sent to you by Mr. Kanders even as a protest vote.

Broker Non-Votes

Under the rules that govern brokers who have record ownership of shares that they hold in Street-name for clients who beneficially own such shares, a broker may vote such shares in its discretion on “routine” matters if the broker has not received voting instructions from its client, but a broker cannot exercise its own discretion to vote such shares on certain “non-routine” matters absent voting instructions from its client. When a broker votes a client’s shares on some but not all of the proposals presented at the meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.”

If Mr. Kanders solicits proxies, then each of the proposals will be considered a “non-routine” matter for any brokerage accounts solicited by Mr. Kanders. Thus, if your shares are held through a broker and Mr. Kanders provides you with proxy solicitation materials through your broker and you do not provide instructions to your broker as to how your shares are to be voted in the election of directors, your broker would not be able to vote your shares on any of the proposals after the time Mr. Kanders commences that solicitation.

If Mr. Kanders does not solicit proxies, each of the proposals will be considered a routine matter, and a broker will be permitted to vote its client’s shares in the broker’s discretion absent instructions from its client.

We urge you to provide instructions to your broker to ensure that your votes will be counted on these important matters. If Mr. Kanders solicits proxies to elect one or more of his nominees to our Board of Directors, and a broker cannot vote a client’s shares because the broker has not received voting instructions from the client on any of the proposals presented at this meeting, then such client’s shares will not be voted in person or by proxy and will not count for purposes of determining whether a quorum is present. You should vote your shares by following the instructions provided on the WHITE proxy card and returning your WHITE proxy card to your broker to ensure that a WHITE proxy card is voted on your behalf.

Votes Required to Elect Directors and Ratify the Appointment of Ernst & Young for 2009

Our By-Laws provide that, in an uncontested election, a nominee for director shall be elected to the Board if a quorum is present and if the votes cast “for” such nominee’s election exceed the “withhold” votes cast against such nominee’s election. In addition, our Corporate Governance Guidelines include a director resignation policy that requires each director nominee, prior to each election of directors at an annual meeting, to submit to the Board an irrevocable letter of resignation from the Board which will become effective if that director does not receive the necessary votes and the Board determines to accept such resignation. In such circumstances, the Board’s Nominating and Governance Committee will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board will take action on the recommendation within 180 days following the stockholders’ meeting at which the election occurred. In such circumstances, we will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting a resignation.

The majority voting standard does not apply, however, if the number of nominees for director exceeds the number of directors to be elected. Our By-Laws provide that in such circumstances, directors will instead be elected by a plurality of the votes cast. Because the number of nominees timely nominated for election at the Annual Meeting exceeds the number of directors to be elected at the meeting, the election of directors at the Annual Meeting is a contested election. As a result, directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning that the three (3) nominees receiving the most votes will be elected. Shares cannot be voted for more than three (3) nominees for the election of directors at the Annual Meeting, and only one vote per share may be cast for a given nominee. If you return more than one proxy card, only the latest dated proxy card you vote will be counted.

Only votes cast “FOR” a nominee will be counted at the Annual Meeting. Unless indicated otherwise by your WHITE proxy card, if you vote using a WHITE proxy card, your shares will be voted “FOR” the three (3) nominees recommended by the Board of Directors and named in this proxy statement. Stockholder instructions on the accompanying WHITE proxy card to withhold authority to vote for one or more of the nominees, and abstentions, will result in those nominees receiving fewer “FOR” votes but will not count against a nominee’s election.

If Mr. Kanders were to withdraw his nomination of three nominees for director prior to the election of Class I directors at the Annual Meeting, then the election would be uncontested and the majority voting standard described above would apply.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009 will require the affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting for approval. An abstention will not count as a vote cast against these matters.

Shares Held in 401(k) Plan

On March 3, 2009, our 401(k) Plan, which is called the Federal Signal Corporation Retirement Savings Plan, held 1,305,337 shares of our common stock in the name of Vanguard Fiduciary Trust Company, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Vanguard how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions on your WHITE proxy card and returning it by April 24, 2009. A properly executed proxy card will be voted by Vanguard as directed. If no proper voting direction is received, Vanguard, in its capacity as the 401(k) Plan Trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

Revocability of Proxy

You may revoke your proxy at any time before it is voted by:

•	voting by telephone or Internet on a later date, or delivering a later-dated proxy card prior to or at the Annual Meeting,

•	filing a written notice of revocation with our Corporate Secretary, or

•	attending the Annual Meeting and voting your shares in person. Attendance alone at the Annual Meeting will not revoke a proxy.

Householding of Proxies

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers may household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding may continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call 630-954-2008.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Federal Signal Corporation, 1415 W. 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call the number above. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our Annual Report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call the number above.

Solicitation Costs and Manner of Solicitation

We will bear all costs relating to our solicitation of proxies. We have retained the services of Innisfree M&A Incorporated to solicit proxies for the Annual Meeting for a fee not to exceed $300,000 and agreed to reimburse them for certain expenses. Innisfree M&A Incorporated will employ approximately 80 people for the solicitation. Proxies may be solicited by mail, in person or by telephone or other electronic means.

As discussed above, Mr. Kanders has indicated that he will nominate three directors to stand for election at the Annual Meeting. As a result, we have and will continue to incur substantial additional costs in connection with the Annual Meeting. Increased costs will include increased fees of outside counsel and public relations advisors, increased printing and mailing costs for additional solicitation materials, including the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners as described above, and the costs of retaining an independent inspector of election. We estimate that the aggregate cost (exclusive of litigation, if any) to us for the solicitation of proxies will be approximately $1,800,000, of which approximately $500,000 has been incurred to date. The additional costs do not include the costs represented by the regular salaries and wages of our employees and officers.

Appendix A to this proxy statement sets forth certain information relating to our directors, nominees and executive officers who may be soliciting proxies on our behalf. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

Stockholder Questions

If you have any questions about the Annual Meeting or if you need additional copies of this proxy statement or the enclosed WHITE proxy card, please contact the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED
STOCKHOLDERS MAY CALL TOLL-FREE: (877) 800-5186
(BANKS AND BROKERS MAY CALL COLLECT: (212) 750-5833)

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information as of March 3, 2009 with respect to beneficial ownership of our common stock by:

•	each person we know to beneficially own more than five percent of our common stock, which is our only class of outstanding voting securities;

•	each of our directors and Board-proposed director nominees;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

	Amount and		Percent of
	Nature of		Outstanding
	Beneficial		Common
Name	Ownership(1)		Stock(2)

Beneficial Owners of More than Five Percent of our Common Stock:
Franklin Mutual Advisers, LLC	4,617,077	(3)	9.7%
101 John F. Kennedy Parkway
Short Hills, NJ 07078
Heartland Advisors, Inc.	3,689,050	(4)	7.8%
789 N. Water Street
Milwaukee, WI 53202
Dimensional Fund Advisors, LP	3,146,852	(5)	6.6%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
Barclays Global Investors, NA	2,942,822	(6)	6.2%
400 Howard Street
San Francisco, CA 94105
Keeley Asset Management Corp.	2,870,000	(7)	6.0%
401 S. LaSalle Street, Suite 1201
Chicago, IL 60605
Each Director, Director Nominee and Named Executive Officer and Directors and all Executive Officers as a Group: (8, 9)
James C. Janning, Chairman and Director	70,705		*
Charles R. Campbell, Director	69,272		*
Robert M. Gerrity, Director	37,757		*
James E. Goodwin, Director	84,961		*
Robert S. Hamada, Director	39,184		*
Paul W. Jones, Director	53,487		*
Dennis J. Martin, Director	6,867		*
John McCartney, Director	37,137		*
Brenda L. Reichelderfer, Director	19,855		*
Joseph R. Wright, Director	4,460		*
William H. Osborne, President and Chief Executive Officer	58,159		*
William G. Barker, III, Senior Vice President and Chief Financial Officer	12,590		*
Stephanie K. Kushner, former Senior Vice President and Chief Financial Officer	29,452		*
David R. McConnaughey, President, Safety and Security Systems Group	80,185		*
Peter R. Guile, President of former subsidiary E-ONE, Inc.	11,938		*
Jennifer L. Sherman, Senior Vice President, Human Resources and General Counsel	102,075		*
Mark D. Weber, President, Environmental Solutions Group	143,159		*
All Directors and Executive Officers as a Group (18 persons)(10)	927,505		2.0%

(1)	Totals include shares subject to stock options exercisable within 60 days of March 3, 2009, as follows: Mr. Janning, 34,941; Mr. Campbell, 27,553; Mr. Gerrity, 19,553; Mr. Goodwin, 61,104; Mr. Hamada, 19,553; Mr. Jones, 27,553; Mr. McCartney, 11,996; Ms. Reichelderfer, 2,817; Mr. McConnaughey, 35,867; Ms. Sherman, 63,392; Mr. Weber, 88,817; and all directors and executive officers as a group, 448,548. Totals also include shares of restricted stock awarded pursuant to our benefit plans which are subject to certain restrictions under the plans, as follows: Mr. Janning, 1,461; Mr. Campbell, 1,169; Mr. Gerrity, 1,169; Mr. Goodwin, 1,169; Mr. Hamada, 1,169; Mr. Jones, 1,169; Mr. McCartney, 1,169; Ms. Reichelderfer, 906; Mr. Osborne, 58,159; Mr. Barker, 12,590; Mr. McConnaughey, 43,100; Ms. Sherman, 15,700; and Mr. Weber, 26,000. Totals also include shares held in our 401(k) Plan and the E-One Retirement Savings Plan (a former Company subsidiary), as follows: Mr. Guile, 1,000; Ms. Sherman, 10,707; and Mr. Weber, 6,251. Totals do not include shares held in our Savings Restoration Plan (formerly Rabbi Trust), as follows: Mr. Hamada 2,772; Mr. Osborne, 13,062; Ms. Sherman, 2,284; Mr. Weber, 261. Excludes 29,000 restricted stock units granted to an executive officer which vest in full on the third anniversary of the date of grant.

(2)	Based upon 47,592,751 shares of common stock issued and outstanding as of March 3, 2009 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of March 3, 2009. The use of “*” denotes percentages of less than 1%.

(3)	Based solely on a Schedule 13G, Amendment No. 4, filed on January 15, 2009 with the Securities and Exchange Commission in which the stockholder reported that as of December 31, 2008, it had sole voting and dispositive power over all these shares in its capacity as an investment adviser to investment companies registered under the Investment Company Act of 1940 and other managed accounts. Franklin Mutual Advisers, LLC disclaims beneficial ownership of these shares.

(4)	Based solely on a Schedule 13G filed on February 11, 2009 with the Securities and Exchange Commission in which the stockholder reported that as of December 31, 2008, Heartland Advisors, Inc. had shared voting power with respect to 3,654,350 shares and shared dispositive power with respect to 3,689,050 shares as a registered investment advisor. These shares may be deemed beneficially owned by both Heartland Advisors, Inc., by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc. Heartland Advisors, Inc. and Mr. Nasgovitz each specifically disclaim beneficial ownership of these shares.

(5)	Based solely on a Schedule 13G, Amendment No. 2, filed on February 9, 2009 with the Securities and Exchange Commission in which the stockholder reported that as of December 31, 2008, it had sole voting power with respect to 3,030,213 shares and sole dispositive power with respect to 3,146,852 shares in its capacity as an investment advisor registered under the Investment Advisors Act of 1940 to investment companies and as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors disclaims beneficial ownership of these shares.

(6)	Based solely on a Schedule 13G, filed on February 5, 2009 with the Securities and Exchange Commission, Barclays Global Investors, NA and a group of affiliated entities reported that they had sole power to vote and to dispose of shares as of December 31, 2008 as follows: (a) Barclays Global Investors, NA had sole voting power with respect to 1,073,138 shares and sole dispositive power with respect to 1,260,216 shares, (b) Barclays Global Fund Advisors had sole voting power with respect to 1,379,931 shares and sole dispositive power with respect to 1,648,348 shares, (c) Barclays Global Investors, Ltd. had sole dispositive power with respect to 32,726 shares, and (d) Barclays Global Investors Australia Limited had sole voting and sole dispositive power with respect to 1,532 shares. The common stock reported is held by the Barclays entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

(7)	Based solely on a Schedule 13G, Amendment No. 1, filed on February 13, 2009 with the Securities and Exchange Commission in which the stockholder reported that as of December 31, 2008, it had sole voting and dispositive power over these shares as an investment company registered under the Investment Company Act of 1940 and as an institutional investment manager. The filing was made on behalf of the stockholder and Keeley Small Cap Fund, a Series of Keeley Funds, Inc.

(8)	The information contained in this portion of the table is based upon information furnished to us by the named individuals above and from our records. Except as set forth herein, each director and officer claims sole voting and investment power with respect to the shares listed beside his or her name.

(9)	All of our directors and officers use our Company address which is 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.

(10)	Excludes Ms. Kushner and Mr. Guile who left the Company on December 30, 2008 and August 5, 2008, respectively.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Company’s Board of Directors consists of ten directors divided into three classes. Classes I and II each consist of three members and Class III consists of four members. Each class is elected for a term of three-years and the classes together are staggered so that one class term expires each year.

James E. Goodwin, William H. Osborne and Joseph R. Wright have been nominated by our Board of Directors as a Class I director for election at the Annual Meeting for a term of three-years to expire at the 2012 Annual Meeting or until his successor is elected and qualified. Mr. Osborne has served as our President and Chief Executive Officer since September 15, 2008, and Messrs. Goodwin and Wright are current directors standing for re-election. All of the nominees have been recommended for nomination by the Board of Directors acting on the recommendation of the Nominating and Governance Committee of the Board of Directors, which consists solely of independent members of the Board of Directors. Current Class I director James C. Janning is not standing for reelection at the Annual Meeting.

Unless you withhold authority to vote for the election of directors, your WHITE proxy card will be voted “FOR” the election of Messrs. Goodwin, Osborne and Wright. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named as proxies in the accompanying WHITE proxy card will vote in accordance with their best judgment. We have no reason to believe that any of the nominees will be unwilling or unable to serve. However, if any nominee is not available for election, the Board may name a substitute nominee for whom votes will be cast.

Pursuant to our By-Laws, in an uncontested election, a nominee for director shall be elected to the Board if a quorum is present and if the votes cast “for” such nominee’s election exceed the “withhold” votes cast against such nominee’s election. The majority voting standard does not apply, however, if the number of nominees for director exceeds the number of directors to be elected. Our By-Laws provide that in such circumstances, directors will instead be elected by a plurality of the votes cast. Because the number of nominees timely nominated for election at the Annual Meeting exceeds the number of directors to be elected at the meeting, the election of directors at the Annual Meeting is a contested election. As a result, directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning that the three (3) nominees receiving the most votes will be elected. Shares cannot be voted for more than three (3) nominees for the election of directors at the Annual Meeting, and only one vote per share may be cast for a given nominee. If you return more than one proxy card, only the latest dated proxy card you vote will be counted.

Background and Certain Contacts with Mr. Kanders

In early 2008, in connection with the Company’s search for a new Chief Executive Officer, one of the Company’s then-largest stockholders submitted Mr. Kanders to the Company as a potential candidate for such position. On February 22, 2008, the Company’s investment bank also informed the Company of Mr. Kander’s interest in being considered as a candidate for Chief Executive Officer.

On April 24, 2008, Mr. Kanders sent a letter to the Company, introducing himself and submitting his candidacy for Chief Executive Officer and a director of the Company.

On May 15, 2008, Mr. Kanders met with the Company’s CEO Search Committee (comprised of Messrs. Campbell, Goodwin, Janning and McCartney) and presented his credentials as a candidate for Chief Executive Officer.

On May 21, 2008 the Company, through the executive search firm it had retained, requested that, in connection with the CEO Search Committee’s consideration of his candidacy for Chief Executive Officer, Mr. Kanders participate in certain interviews and psychological testing and complete a related questionnaire in advance of such interviews and testing. On May 23, 2008, in connection with such interviews and testing, Mr. Kanders sent a letter to the executive search firm requesting, among other things, that the Company and each member of the Board agree that the results of such interviews and testing be held in the strictest confidence. In a letter dated May 30, 2008, the executive search firm confirmed to Mr. Kanders that all finalists under consideration would undergo the same tests and interviews, and that the results of the interview would be held in the strictest confidence. In a letter dated May 30, 2008, Mr. Kanders informed the executive search firm that he would not be able to complete the questionnaire prior to the scheduled interview date, but would be willing to discuss his answers to the questionnaire as part of the interview, or provide such answers by telephone prior to such interview.

On June 12, 2008, Mr. Kanders sent a letter to the Company describing certain events on June 10, 2008 relating to the proposed psychological tests. Among other things, Mr. Kanders noted that the third party firm engaged by the Company to administer such testing requested that Mr. Kanders sign such firm’s form confidentiality agreement in connection with such testing, and that Mr. Kanders declined to sign the agreement without prior review by his legal counsel. Consequently, the psychological testing was not completed. Mr. Kanders also noted that, although his counsel and counsel for the third party testing firm had subsequently agreed to terms of the confidentiality agreement, Mr. Kanders’ schedule for the remainder of the month would not allow him to complete the testing.

On June 13, 2008, the Company sent a letter to Mr. Kanders informing him that the psychological testing referred to above comprised an important component of the Chief Executive Officer Search Committee’s evaluation process and, therefore, Mr. Kanders should make arrangements to complete such testing on or before June 25, 2008 in order to continue to be considered for the position. In a letter dated June 17, 2008, Mr. Kanders, among other things, expressed his disappointment in the Company’s June 13, 2008 letter. In a letter dated June 20, 2008, the Company reiterated to Mr. Kanders that the Chief Executive Officer search process applied to all candidates and that Mr. Kanders must participate in the psychological testing by June 25, 2008 in order to remain a candidate. In a letter dated June 24, 2008, Mr. Kanders indicated that he would not be participating in the testing, but would still like to be considered as a candidate for Chief Executive Officer. In a letter dated June 26, 2008, the Company informed Mr. Kanders that, since he did not complete the psychological testing during the requested time frame, the Company would be moving forward with its selection and recruiting process with the remaining Chief Executive Officer candidates. The letter also noted that the Board would welcome the opportunity to meet with Mr. Kanders to hear his ideas and recommendations for addressing the issues confronting the Company, and invited the scheduling of such a meeting.

In a letter to the Company dated July 9, 2008, Mr. Kanders, among other things, expressed his continued interest in the Chief Executive Officer position. In a response dated July 14, 2008, the Company reiterated the offer to meet with Mr. Kanders to discuss his ideas about the Company and noted that if Mr. Kanders would not be available to meet in person, a telephone conference could be arranged at Mr. Kanders’ convenience. On July 16, 2008, Mr. Kanders sent a letter to the Company in which, among other things, he proposed to meet with the Board during the week following the Company’s earnings announcement on July 25, 2008 to discuss his ideas and his candidacy for Chief Executive Officer.

On July 23, 2008, Mr. Kanders sent a letter to the Company in which, among other things, he expressed disappointment over the purchase price the Company received from its sale of its subsidiary, E-ONE, Inc., and the Company’s stock performance. In a response dated July 28, 2008, the Company noted and disputed a number of assertions in Mr. Kanders’ July 23, 2008 letter and reiterated the Board’s willingness to meet with Mr. Kanders, but noted that such meeting would not include a discussion of the Chief Executive Officer position, as Mr. Kanders was no longer a candidate for such position.

In letters dated August 4, 2008, August 15, 2008, September 2, 2008, and October 28, 2008, Mr. Kanders, among other things, criticized what he asserted were: a variety of shortcomings in the Board’s governance of the Company; poor performance by the Company’s management; a lack of candor on the part of the directors and members of management; and lapses of the directors’ performance of their duties in connection with previous changes in the management of the Company (as to which he called for an investigation to be conducted by directors that were not disabled by what Mr. Kanders asserted was a conflict of interest). In addition, he called for Mr. Janning to resign as Chairman and a member of the Board. During this same period the Company and members of its management publicly disputed Mr. Kanders’ assertions and expressed unanimous support for Mr. Janning through letters to the Company’s employees and other public statements.

On January 16, 2009, Mr. Kanders sent a letter to the Company, notifying the Company of his intent to nominate himself and each of Steven Gerbsman and Nicholas Sokolow for election to the Board at the 2009 Annual Meeting of Stockholders.

On February 5, 2009, the Company sent a letter to Mr. Kanders inviting each of Messrs. Kanders, Gerbsman and Sokolow to meet with the Nominating and Governance Committee, in order for the Committee to evaluate each nominee’s qualifications for director and potential contributions to the Company. In subsequent correspondence between February 6, 2009 and February 11, 2009, the Company and Mr. Kanders agreed that February 24, 2009 would be a convenient date to hold the interviews, and that Mr. Kanders would also meet with Messrs. Osborne and Barker in advance of the interviews, on February 23, 2009.

On February 13, 2009, the Company sent a letter to Mr. Kanders, enclosing the form of Director and Officer Questionnaire to be completed by each of Mr. Kanders’ nominees, in accordance with the Company’s By-Laws.

Each of Messrs. Kanders, Gerbsman and Sokolow returned a completed questionnaire to the Company on February 20, 2009.

On February 23, 2009, Mr. Kanders met with Messrs. Osborne and Barker to discuss the Company generally.

On February 24, 2009, the Nominating and Governance Committee and Mr. McCartney met with and interviewed each of Messrs. Kanders, Gerbsman and Sokolow, in order to evaluate each nominee’s qualifications for director and potential contributions to the Company.

On February 25, 2009, Mr. Kanders sent a letter to the Company, thanking the members of the Nominating and Governance Committee that participated in the interviews on February 24, 2009 for the opportunity to present the credentials of Messrs. Kanders, Gerbsman and Sokolow.

On March 5, 2009, the Company sent a letter to Mr. Kanders, thanking him, Mr. Gerbsman and Mr. Sokolow for meeting with the Nominating and Governance Committee on February 24, 2009 and informing Mr. Kanders that the Board, upon the recommendation of the Nominating and Governance Committee, had determined to nominate Messrs. Goodwin, Osborne and Wright as its candidates for election as Class I directors at the upcoming Annual Meeting.

On March 9, 2009, Mr. Kanders sent a letter to the Company, requesting the opportunity to inspect a list of the Company’s stockholders and other materials pursuant to Section 220 of the Delaware General Corporation Law, and requesting certain information pursuant to Rule 14a-7 under the Securities Exchange Act of 1934. On March 16, 2009, the Company sent a letter to Mr. Kanders, stating that it would make available to Mr. Kanders such information referred to in the March 9, 2009 letter that is currently available to the Company and that a stockholder of the Company is entitled to examine under Section 220 of the Delaware General Corporation Law, and providing certain information in accordance with Rule 14a-7 under the Securities Exchange Act.

On March 20, 2009, Mr. Kanders placed a telephone call to Mr. Wright who returned that call on March 23, 2009 and spoke with Mr. Kanders. Mr. Kanders asked questions regarding specific Board decisions as to which Mr. Wright gave general responses. Mr. Kanders also expressed his dissatisfaction with senior management and the Board of Directors.

Recommendation of the Board of Directors

Our Board believes that the re-election of Messrs. Goodwin and Wright, and the election of Mr. Osborne, our President and Chief Executive Officer, will further the best interests of all of our stockholders, as opposed to the election of the nominees proposed by Mr. Kanders. As part of its regular governance process for the Annual Meeting, the Board evaluated a number of candidates in order to determine a slate of nominees that would best represent Federal Signal stockholders. The Board’s Nominating and Governance Committee and Mr. McCartney met with and considered a number of individuals, including Messrs. Goodwin, Osborne and Wright, and the three individuals nominated by Mr. Kanders, including Mr. Kanders himself.

After careful consideration, the Board unanimously determined that Messrs. Goodwin, Osborne and Wright are the most qualified candidates as they have, in the opinion of the Board, the requisite experience and a deeper knowledge of the Company’s business than the nominees proposed by Mr. Kanders. In addition, the Board believes that Messrs. Goodwin, Osborne and Wright would serve the interests of all of the Company’s stockholders better than the nominees proposed by one stockholder.

Our Board urges you to vote to elect Messrs. Goodwin, Osborne and Wright as Class I directors by marking, signing, dating and returning the enclosed WHITE proxy card only and not to sign or return any proxy card provided by Mr. Kanders.

Information Regarding Directors and Nominees

Information regarding the Board-recommended nominees for election and the directors continuing in office is set forth below:

		Year	Year
		First	Present
		Became	Term
Name	Age	Director	Expires	Principal Occupation or Employment for Last Five Years(1)

Class I Director Nominees:
James E. Goodwin	64	2005	2009	Mr. Goodwin served as interim President and Chief Executive Officer of our Company from December 2007 through September 15, 2008. Prior to that, he was an independent business consultant from October 2001 to December 2007. From July 1999 to October 2001, Mr. Goodwin served as Chairman and Chief Executive Officer of United Airlines, a worldwide airline operator (NASDAQ: UAUA). Mr. Goodwin also serves as a member of the Board of Directors of AAR Corp., a manufacturer of products for the aviation/aerospace industry, that is traded on the New York Stock Exchange (NYSE: AIR); John Bean Technologies Corporation (NYSE: JBT); and First Chicago Bank & Trust, serving in such positions since April 2002, September 2008, and May 2002, respectively.
William H. Osborne	48	—	—	Mr. Osborne serves as the Company’s President and Chief Executive Officer, and has served as such since September 15, 2008. Prior to joining the Company, Mr. Osborne held a number of senior level positions with Ford Motor Company. Most recently from February 2008 to September 2008, he served as President and Chief Executive Officer of Ford of Australia. From November 2005 to January 2008, he served as the President and Chief Executive Officer of Ford of Canada; and from December 2003 to November 2005, he served as the Executive Director, Pickup Truck and Commercial Vehicles, North American Truck Business of Ford Motor Company.
Joseph R. Wright	70	2008	2009	Mr. Wright is Chief Executive Officer (since January 1, 2009) and serves as a director (since September 2004) of Scientific Games Corporation, a supplier of technology-based products, systems and services to the gaming industry, that is traded on the NASDAQ (NASDAQ: SGMS). He also serves as a Vice-Chairman of the Board of Directors (since April 2000) of Terremark Worldwide Inc., a global provider of utility-enabled managed IT infrastructure solutions, that is traded on the NASDAQ (NASDAQ: TMRK). Mr. Wright previously served as Chairman of the Board of Intelsat Ltd., the world’s leading provider of fixed satellite services, from July 2006 to May 2008 and, prior to this position, from August 2001 to July 2006, he served as Chief Executive Officer of PanAmSat, a publicly-listed satellite-based services business, which was acquired by Intelsat in 2006. Mr. Wright served in the U.S. Government under President Reagan as Deputy Director then Director of the Federal Office of Management and Budget in the Executive Office of the President and a member of the Cabinet, and earlier as Deputy Secretary of Commerce. He received the Distinguished Citizens Award from President Reagan.

		Year	Year
		First	Present
		Became	Term
Name	Age	Director	Expires	Principal Occupation or Employment for Last Five Years(1)

Class II Directors
John McCartney	56	2005	2010	Mr. McCartney serves as Chairman of A.M. Castle & Co., a specialty steel products distributor that is traded on the New York Stock Exchange (NYSE: CAS), serving as a member of the Board of Directors beginning in April 1998 and as Chairman thereof since January 2007. From January 2001 until March 2009, Mr. McCartney served as Chairman of Westcon Group, Inc., a specialty distributor of networking and communications equipment, and remains a member of its Board of Directors. Mr. McCartney was the Vice-Chairman of Datatec Limited, a technology holding company whose shares are listed in Johannesburg and London (JSE: DTC), from October 1998 to March 2004. Mr. McCartney currently serves as a non-executive director of Datatec Limited, which directorship began in July 2007. Mr. McCartney also serves on the Board of Directors of Huron Consulting Group Inc., a financial consulting company that is traded on the NASDAQ (NASDAQ: HURN), since October 2004.
Robert M. Gerrity	71	2003	2010	Mr. Gerrity is a director and a principal in Gerrity Partners, a consulting business, and has served as such since May 1995. Mr. Gerrity also serves as the Chairman of the Industrial Products Group of Glencoe Capital, a private equity firm, a position he has held since January 2002. He is a director of Standard Motor Products, Inc., an auto parts company that is traded on the New York Stock Exchange (NYSE: SMP); Rimrock Corporation, a supplier of automation products and integration services; and Polyair Inter Pack Inc., a manufacturer and distributor of protective packaging products that is traded on the Toronto Stock Exchange (TSX: PPK), serving in such capacities since July 1996, February 2002, and May 2004, respectively. Mr. Gerrity also served as interim Chief Executive Officer of Polyair Inter Pack Inc. from October 2008 to December 2008.
Robert S. Hamada	71	2003	2010	Mr. Hamada is the Edward Eagle Brown Distinguished Service Professor of Finance Emeritus and Dean Emeritus, University of Chicago Graduate School of Business, following his retirement in July 2003. Mr. Hamada serves as a consultant for Hamada Management Consulting, beginning in September 1966. He is currently a director of A.M. Castle & Co., a specialty steel products distributor that is traded on the New York Stock Exchange (NYSE: CAS), and of Flying Food Group, a provider of in-flight catering services, serving in such capacities since 1984 and September 1989, respectively.
Class III Directors:
Charles R. Campbell	69	1998	2011	Mr. Campbell is a retired consultant previously working for The Everest Group, a management consulting firm. He was a partner in The Everest Group from 1997 to 2004.

		Year	Year
		First	Present
		Became	Term
Name	Age	Director	Expires	Principal Occupation or Employment for Last Five Years(1)

Paul W. Jones	60	1998	2011	Mr. Jones is Chairman and Chief Executive Officer of A.O. Smith Corporation, a manufacturer of water heating systems and electric motors that is traded on the New York Stock Exchange (NYSE: AOS), serving as such since January 2006. From January 2004 until December 2005, Mr. Jones was President and Chief Operating Officer of A.O. Smith Corporation. Mr. Jones has served on the Board of Directors of A.O. Smith Corporation since December 2004. Mr. Jones serves as a director of Bucyrus International, Inc., a manufacturer of mining and construction machinery that is traded on the NASDAQ (NASDAQ: BUCY), which directorship began in July 2006. Mr. Jones also serves as a member of the Board of Directors of the United States Chamber of Commerce (since March 2008), and the National Association of Manufacturers (since October 2007), and on the Board of Trustees of Manufacturers Alliance/MAPI (since March 2006), and as a member of the Business Roundtable (since January 2006).
Brenda L. Reichelderfer	50	2006	2011	Ms. Reichelderfer is Senior Vice President and Managing Director of TriVista Business Group, a boutique management consulting and advisory firm, a position she has held since June 2008. Ms. Reichelderfer also serves as a member of the Technology Transfer Advisory Board of The Missile Defense Agency, a division of the United States Department of Defense, and has served as such since November 2008. Until May 2008, Ms. Reichelderfer was Senior Vice President, Group President (from December 2002) and Chief Technology Officer (from October 2005) of ITT Corporation, a global engineering and manufacturing company that is traded on the New York Stock Exchange (NYSE: ITT).
Dennis J. Martin	58	2008	2011	Mr. Martin has been an independent business consultant since August 2005. From August 2005 to December 2008, Mr. Martin served as Vice President of BD Martin Group LLC, a consulting firm. From May 2001 to August 2005, Mr. Martin was the Chairman, President and Chief Executive Officer of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment. Mr. Martin also serves as a director of HNI Corporation, a provider of office furniture and hearths that is traded on the New York Stock Exchange (NYSE: HNI), and of Coleman Cable, Inc., a manufacturer and innovator of electrical and electronic wire and cable products that is traded on the NASDAQ (NASDAQ: CCIX), serving in such capacities since July 2000 and February 2008, respectively. Mr. Martin also served on the Board of Directors of A.O. Smith Corporation, a manufacturer of water heating systems and electric motors that is traded on the New York Stock Exchange (NYSE: AOS), from January 2004 until December 2005.

(1)	The data contained in this table is based upon information furnished to our Company by the individuals named above.

Each of Messrs. Martin and Wright was appointed to the Board in 2008 pursuant to the terms of a Settlement Agreement, dated March 12, 2008, between the Company and certain stockholders of the Company, including RCG Starboard Advisors, LLC, Ramius, LLC and certain entities and individuals affiliated with them (such stockholders collectively, the “Ramius Group”). Pursuant to the Settlement Agreement and as of the date thereof, the Board appointed Mr. Martin as a Class I director to fill the then existing vacancy on the Board. The Company also agreed to increase the size of the Board from nine to ten directors effective as of the date of the Company’s 2008 Annual Meeting of Stockholders. To fill the new position resulting from the increase in the size of the Board, the Company nominated Mr. Martin for election at the 2008 Annual Meeting as a Class III director for a three-year term expiring at the Company’s Annual Meeting of Stockholders in 2011. Following the 2008 Annual Meeting and pursuant to the terms of the Settlement Agreement, the Ramius Group recommended, and on April 23, 2008 the Board appointed, Mr. Wright to fill the vacancy in Class I on the Board resulting from the election of Mr. Martin as a Class III director at the 2008 Annual Meeting. The Settlement Agreement was filed as an exhibit to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2008.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Independence of Members of the Board of Directors

The Board of Directors has determined that all of our directors and all of the Board-recommended nominees for director, other than Mr. Osborne, qualify as independent. In making this determination, the Board of Directors considered the rules of the New York Stock Exchange and the Securities and Exchange Commission, and reviewed information provided by the directors and nominees in questionnaires and other certifications concerning the relationships that we may have with each director or nominee (including each director’s immediate family members and other associates), including any charitable contributions that we may have made in the past and/or continue to make to organizations with which such director or nominee is affiliated.

Meetings of the Board of Directors and Committees

During 2008, our Board of Directors held a total of thirteen meetings. The Compensation and Benefits Committee held seven meetings; the Nominating and Governance Committee held five meetings; the Audit Committee held seven meetings; and the Executive Committee held no meetings. Our Corporate Governance Guidelines require each director to regularly attend meetings of the Board of Directors and all Board Committees upon which the director serves. Each director attended at least 75% of the meetings of the Board and of each Committee of which he or she was a member. In addition, all of our directors attended our 2008 Annual Meeting of Stockholders.

Committees of the Board of Directors

Pursuant to our By-Laws, we have established standing Audit, Nominating and Governance, Compensation and Benefits, and Executive Committees. Descriptions of our standing committees follow:

Audit Committee  The Audit Committee of the Board of Directors is responsible for monitoring:

•	the integrity of our financial statements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements, including our Code of Business Conduct for all employees and Code of Ethics for the Chief Executive Officer and senior financial officers.

In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including the Vice President of Internal Audit and the Senior Vice President and Chief Financial Officer. Additionally, the Audit Committee has direct and regular access to the independent registered public accounting firm. The Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm, and is directly responsible for overseeing the work of and determining the appropriate compensation for our independent registered public accounting firm. In addition, the Audit Committee considers and approves the performance of non-audit services by our independent registered public accounting firm, taking into consideration the effect that the performance of these services may have upon the independence of the independent registered public accounting firm.

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined under the applicable New York Stock Exchange and Securities and Exchange Commission rules. The members of the Audit Committee are Charles R. Campbell (Chairman), Robert M. Gerrity, James E. Goodwin, Robert S. Hamada and Dennis J. Martin. James C. Janning was a member of the Audit Committee until April 21, 2008 when he was replaced by Mr. Martin, who joined our Board in March 2008. Mr. Goodwin joined the Audit Committee on October 27, 2008, after he resigned from service as our interim President and Chief Executive Officer. The Board of Directors has determined that Mr. Campbell qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. None of the Audit Committee members serves on more than three public companies’ audit committees (including our Company).

The Board of Directors has adopted a Charter for the Audit Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Nominating and Governance Committee  The Nominating and Governance Committee is responsible for recommending guidelines to the Board of Directors for corporate governance, including the structure and function of our Board of Directors, its Committees and the management of our Company, as well as identification and recommendation to the Board of Directors of candidates to be elected as directors. The Committee also advises the Board of Directors as to appropriate compensation for serving as a member of our Board of Directors.

Stockholders may recommend individuals for the Nominating and Governance Committee to consider as potential directors by giving written notice to our Corporate Secretary at least 90 days but not more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting, along with the specific information required by our By-Laws, including, but not limited to, the name and address of the nominee; the number of shares of our common stock beneficially owned by the stockholder (including associated persons) nominating such nominee; and a consent by the nominee to serve as a director if elected that would be required for a nominee under the Securities and Exchange Commission rules. If you would like to receive a copy of the provisions of our By-Laws setting forth all of these requirements, you should write to our executive offices, Attn: Corporate Secretary. The Nominating and Governance Committee has not adopted any specific procedures for considering the recommendation of director nominees by stockholders, but will consider stockholder nominees for new directorship on the same basis as other nominees.

The Nominating and Governance Committee has set no specific minimum qualification for a nominee to the Board of Directors although under our revised Corporate Governance Guidelines, no person may stand for election as a director after attaining age 72 without a waiver from the Board. Generally, in evaluating a director candidate, the Nominating and Governance Committee considers the current make-up of the Board of Directors, the skills and business experience of the particular nominee, and the potential value the nominee would add to the Board of Directors. The Board of Directors has determined that all of the members of our Nominating and Governance Committee are independent as defined under the applicable New York Stock Exchange rules. The members of the Nominating and Governance Committee are Robert S. Hamada (Chairman), James C. Janning, Robert M. Gerrity, Brenda L. Reichelderfer and James E. Goodwin. Mr. Goodwin joined the Nominating and Governance Committee on October 27, 2008, shortly after he resigned from service as our interim President and Chief Executive Officer.

The Board of Directors has adopted a Charter for the Nominating and Governance Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Compensation and Benefits Committee  The Compensation and Benefits Committee is responsible for the establishment and oversight of our Company’s compensation and benefits philosophy. With respect to our executive officers, the Compensation and Benefits Committee has the authority to establish the objectives of compensation, to determine the components of compensation, and to establish and evaluate performance goals. The functions of the Compensation and Benefits Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis” beginning at page 19. The Board of Directors has determined that all of the members of our Compensation and Benefits Committee are independent as defined under the applicable New York Stock Exchange rules. The members of the Compensation and Benefits Committee are John McCartney (Chairman), James C. Janning, Paul W. Jones, Brenda L. Reichelderfer and Joseph R. Wright. Mr. Campbell was a member of the Compensation and Benefits Committee until April 21, 2008 when he was replaced by Mr. Janning. Mr. Wright joined the Compensation and Benefits Committee in connection with his appointment to the Board in April 2008.

The Board of Directors has adopted a Charter for the Compensation and Benefits Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Executive Committee  The Executive Committee generally exercises the power and authority of the Board in the intervals between full Board meetings. The members of the Executive Committee are James C. Janning (Chairman), Charles R. Campbell, Robert S. Hamada and John McCartney. Mr. Goodwin was a member and chaired this committee until October 27, 2008, when Mr. Janning was appointed Chairman.

Director Compensation in the Last Fiscal Year

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2008. Mr. Goodwin was appointed the interim President and Chief Executive Officer of our Company on December 11, 2007 and served in that capacity until September 15, 2008. Mr. Goodwin, while serving as our interim President and Chief Executive Officer, did not receive compensation as an independent director. With the appointment of Mr. Osborne as our new President and Chief Executive Officer beginning September 15, 2008, Mr. Goodwin resumed receiving independent director compensation. Mr. Goodwin’s compensation as an executive officer for 2008 is disclosed in the Summary Compensation Table for executive officers.

Non-Employee Director Compensation in Fiscal Year 2008

	Fees Earned
	or Paid		Option Awards ($)
Name	in Cash ($)(1)	Stock Awards ($)(2)	(3)	Total ($)
James C. Janning(4)	$162,616	$75,000	$19,600	$257,216

Charles R. Campbell	$84,363	$60,000	$15,687	$160,050

Robert M. Gerrity	$77,487	$60,000	$15,687	$153,174

James E. Goodwin(5)	$19,969	$0	$22,318	$42,287

Robert S. Hamada	$83,149	$60,000	$15,687	$158,836

Paul W. Jones	$68,000	$60,000	$15,687	$143,687

Dennis J. Martin(6)	$55,707	$60,000	$5,302	$121,009

John McCartney	$79,500	$60,000	$20,544	$160,044

Brenda L. Reichelderfer(7)	$73,614	$60,000	$17,461	$151,075

Joseph R. Wright(6)	$48,794	$0	$5,032	$53,826

(1)	Includes the following share amounts which were awarded in lieu of cash fees: Mr. Gerrity, 1,538 shares; Mr. Hamada, 3,628 shares; Mr. Martin, 2,534 shares; Mr. McCartney, 2,962 shares; Ms. Reichelderfer, 6,424 shares; and Mr. Wright, 4,460 shares.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R). The following awards were granted to the directors on April 22, 2008, at a closing share price of $13.85: 5,416 shares of common stock to Mr. Janning as Chairman; and 4,333 shares of common stock to each of Messrs. Campbell, Gerrity, Hamada, Jones, Martin, McCartney, and Ms. Reichelderfer. As of December 31, 2008 each director had the following aggregate number of unvested restricted shares: Mr. Janning, 1,461 shares; Mr. Campbell, 1,169 shares; Mr. Gerrity, 1,169 shares; Mr. Goodwin, 1,169 shares; Mr. Hamada, 1,169 shares; Mr. Jones, 1,169 shares; Mr. Martin, 0 shares; Mr. McCartney, 1,169 shares; Ms. Reichelderfer, 906 shares; and Mr. Wright, 0 shares. As of December 31, 2008 each director held the following aggregate number of shares (excluding unvested restricted stock): Mr. Janning, 34,303 shares; Mr. Campbell, 40,550 shares; Mr. Gerrity, 17,053 shares; Mr. Goodwin, 22,688 shares; Mr. Hamada, 21,215 shares; Mr. Jones, 24,764 shares; Mr. Martin, 6,867 shares; Mr. McCartney, 23,972 shares; Ms. Reichelderfer, 16,132 shares; and Mr. Wright, 4,460 shares.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R). In connection with his appointment to our Board, Mr. Martin received a stock option grant for 5,000 shares of our common stock on March 12, 2008 at an exercise price of $12.39, the closing price of our common stock on the date of grant. Similarly, Mr. Wright received a stock option award for 5,000 shares of our common stock on April 23, 2008 at an exercise price of $13.81, the closing price of our common stock on the date of grant, in connection with his appointment to the Board. As of December 31, 2008 each director had options for the following number of shares outstanding: Mr. Janning, 36,323; Mr. Campbell, 30,159; Mr. Gerrity, 20,659; Mr. Goodwin, 62,210; Mr. Hamada, 20,659; Mr. Jones, 30,159; Mr. Martin, 5,000; Mr. McCartney, 13,102; Ms. Reichelderfer, 9,226; and Mr. Wright, 5,000.

(4)	Includes annual cash retainer of $87,500, Committee membership fees of $18,616, meeting fees of $21,500, and total per diem fees of $35,000.

(5)	While serving as our interim President and Chief Executive Officer, Mr. Goodwin did not receive compensation as an independent director. Mr. Goodwin began receiving independent director compensation after his resignation as an interim officer on September 15, 2008.

(6)	The annual retainers paid to each of Messrs. Martin and Wright were prorated based on their respective dates of election or appointment, as applicable, to the Board.

(7)	Ms. Reichelderfer deferred receipt of all of her 2008 share amounts, i.e., 10,757 shares, until January 30, 2009, at which time these shares were distributed in full on a one-for-one basis.

Additional Information About Director Compensation

The Nominating and Governance Committee of our Board of Directors advises our Board on the annual compensation for our non-employee directors. In order to set competitive compensation for our non-employee directors, our Nominating and Governance Committee may consult third party advisors, generally available source material, proxy statements and data from peer companies.

Our non-employee directors receive both cash and equity compensation as detailed below. Our Chairman, based on his key role and time commitment, receives additional compensation in cash and equity on a per diem basis for other time spent on Board matters.

Pursuant to our director stock ownership program, each non-employee director who does not own shares of our common stock equal in value to at least three times the annual retainer paid to non-employee directors is required to receive at least 50% of annual fees earned in any given year in stock.

Cash Compensation

Cash Compensation of Our Non-Employee Directors(1)
January 1, 2008 - December 31, 2008

				Board Meeting	Board Meeting
	Annual	Per Diem		Attended in	Attended by
	Retainer	Fee		Person	Telephone
Chairman of the Board	$87,500	$2,500	(2)	$3,000	$500

Non-employee director (excluding the Chairman)	$50,000	—		$1,500	$500

Committees

Audit

Chair	$15,000	—		—	—

Member	$9,000	—		—	—

Compensation & Benefits

Chair	$10,000	—		—	—

Member	$6,000	—		—	—

Nominating and Governance

Chair	$10,000	—		—	—

Member	$6,000	—		—	—

Executive	$2,000	—		—	—

(1)	The table sets forth our Company’s general policy with respect to cash compensation payable to our directors. Directors are also reimbursed for their out-of-pocket expenses relating to attendance at meetings.

(2)	The Chairman of the Board also receives a per diem fee for other time spent on Company business of $2,500 (up to a maximum of $150,000 per year).

Effective January 1, 2009, our Board, after considering the current challenging economic conditions, reduced the cash fees payable to the directors as noted below.

Cash Compensation of Our Non-Employee Directors(1)
Effective January 1, 2009

				Board
				Meeting	Board Meeting
	Annual			Attended	Attended by
	Retainer	Per Diem Fee		in Person	Telephone
Chairman of the Board	$78,750	$2,250	(2)	$3,000	$500

Non-employee director (excluding the Chairman)	$45,000	—		$1,500	$500

Committees

Audit

Chair	$13,500	—		—	—

Member	$8,100	—		—	—

Compensation & Benefits

Chair	$9,000	—		—	—

Member	$5,400	—		—	—

Nominating and Governance

Chair	$9,000	—		—	—

Member	$5,400	—		—	—

Executive	$1,800	—		—	—

(1)	Effective January 1, 2009, the table sets forth our Company’s general policy with respect to cash compensation payable to our directors. Directors are also reimbursed for their out-of-pocket expenses relating to attendance at meetings.

(2)	The Chairman of the Board also receives a per diem fee for other time spent on Company business of $2,250 (up to a maximum of $150,000 per year).

Equity Compensation

Upon appointment or election to our Board, each non-employee director receives an initial stock option grant to purchase 5,000 shares of our common stock, all of which vest on the third anniversary of the date of grant. Mr. Martin, elected to our Board on March 12, 2008, received his initial stock option grant on March 12, 2008 at an exercise price of $12.39 per share, the closing stock price of our common stock on the date of grant. Mr. Wright, elected to our Board on April 23, 2008, received his initial stock option grant for 5,000 shares on April 23, 2008 at an exercise price of $13.81 per share.

Annual Equity Awards of our Non-Employee Directors(1)
January 1, 2008 - December 31, 2008
Common Stock
Award
Chairman of the Board	$75,000

Non-employee director (excluding the Chairman)	$60,000

(1)	The table sets forth our Company’s general policy with respect to equity awards payable to our directors. These awards are made on the date of our Annual Meeting of Stockholders.

The common stock awards for service as a director were made on the date of our 2008 Annual Meeting of Stockholders, April 22, 2008. Pursuant to our Director Compensation Policy, the number of shares of the common stock awarded was determined by dividing the amount of the award by the closing market price of our common stock on the date of grant which was $13.85 per share. Accordingly, for 2008, each non-employee director (excluding the Chairman) on the date of our Annual Meeting of Stockholders received a common stock award of 4,333 shares and the Chairman received a common stock award of 5,416 shares.

CORPORATE GOVERNANCE, BUSINESS CONDUCT, AND CODE OF ETHICS;
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

We are committed to good corporate governance. We believe that the foundation of our corporate governance is the independence of our directors, responsible corporate citizenship, and a commitment to the interests of our stockholders. In accordance with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, our Board of Directors has adopted Corporate Governance Guidelines as well as charters for the Nominating and Governance Committee, the Compensation and Benefits Committee and the Audit Committee. These guidelines and charters, as well as our Business Conduct Policies and a Code of Ethics applicable to our Chief Executive Officer and our senior financial officers, are available for review on our website at http://www.federalsignal.com. In addition, these guidelines, charters and polices (including the Code of Ethics) are available in print to any stockholder who requests them in writing from our Corporate Secretary at the address provided below. We timely submitted our annual certification by the Chief Executive Officer to the New York Stock Exchange within 30 days of our Annual Meeting of Stockholders in 2008. The certification stated our compliance with the New York Stock Exchange’s corporate governance listing standards without qualification.

The non-employee directors of the Board meet in executive session without management, as appropriate. The Chairman of the Board of Directors presides over executive sessions. Directors may be contacted as a group, by Committee or individually, and the presiding director or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. All such letters will be forwarded to the directors. We encourage our directors to attend the 2009 Annual Meeting of Stockholders. All of our directors attended the 2008 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no compensation committee interlocks or insider participation on the part of the members of our Compensation and Benefits Committee. The members and functions of our Compensation and Benefits Committee are set forth above under “Committees of the Board of Directors.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the year ended December 31, 2008, it was determined that none of our directors, Board-proposed nominees for director, executive officers, stockholders owning more than 5% of our common stock, or immediate family members of any such persons engaged in a transaction with us in which such director, nominee for director, executive officer, stockholder owning more than 5% of our common stock, or immediate family member of such persons had a direct or indirect material interest which required disclosure under applicable Securities and Exchange Commission rules.

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which our Company is a participant and in which any of our directors, executive officers, 5% stockholders (if any) or their family members have a direct or indirect material interest. Our Company Policies for Business Conduct, which are available on our website at http://www.federalsignal.com, prohibit our directors and employees, including our executive officers, and in some cases, their family members, from engaging in certain activities without prior written consent. These activities typically relate to situations where a director, executive officer or employee, and in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity. Specifically, our Company Policies for Business Conduct include prohibitions against the following: receiving or giving gifts or prizes above a nominal value from or to customers or suppliers; working for a customer or supplier or engaging in outside profit making activities in any area of business in which our Company operates; representing any outside commercial interest during normal business hours or when traveling on Company business; lending or borrowing money from individuals affiliated with an entity with whom the Company conducts business; owning any part of any customer’s or supplier’s business (excluding routine investments in publicly traded companies); using Company property, information or positions for improper personal gain or benefit; and engaging in Company business with any entity in which a family member has an executive position or a significant financial interest unless approved in advance. Since all types of prohibited transactions cannot be listed, we encourage our employees to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under our Company Policies for Business Conduct.

Pursuant to our Company Policies for Business Conduct and the Audit Committee Charter, the Chairman, Chief Financial Officer and General Counsel implement our Company Policies for Business Conduct, and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board of Directors regarding related person transactions.

Additionally, each year we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with our Company in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Corporate Secretary of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related person transactions requiring disclosure under applicable Securities and Exchange Commission rules are appropriately reviewed.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Presented below is a summary of our 2008 business highlights, which provides context for our 2008 pay actions and changes thus far to our 2009 executive compensation program.

2008 Executive Compensation Program Highlights

2008 was a year of important change for our Company. Despite facing unprecedented economic conditions, including an extremely challenging municipal market, our Board of Directors and our management team undertook a series of actions that we believe will position our Company for sustainable and profitable growth and enhance stockholder value.

In 2008, we disposed of underperforming assets, including the cyclical and nonstrategic Tool business and the unprofitable E-ONE, Inc. business, and liquidated its municipal leasing portfolio. In addition, we completed a sale leaseback for two of our manufacturing facilities and captured a large after-tax gain, benefiting from the utilization of capital loss carryforwards. The proceeds from these actions were used to enhance liquidity and strengthen the balance sheet. We reduced debt by approximately $150 million, or approximately 35%, from December 31, 2007 to December 21, 2008. As of December 31, 2008, our net debt was approximately $245 million.

We also took steps to improve our cost structure. In November 2008, we announced a planned reduction of salaried personnel related costs. This built upon the procurement and selling, general and administrative expense savings initiatives that were also enacted throughout 2008.

In 2008, the Company took measures to achieve what it believes is a more focused business portfolio, a leaner capital structure and enhanced financial flexibility. Today, we believe we have leadership positions in most markets, strong brands, an increasing global presence and a strong installed base of customers.

A number of actions were taken in 2008, including the following:

•	William H. Osborne joined us as our new President and Chief Executive Officer replacing interim President and Chief Executive Officer James E. Goodwin. Additionally, William G. Barker, III joined us as Senior Vice President and Chief Financial Officer. Each received a letter or employment agreement setting forth the initial terms of his employment with our Company.

•	Based on our Company’s financial performance, our Company and its business groups failed to meet threshold Economic Value goals under the existing management incentive plan. As a result, the named executive officers received no bonus under the Economic Value program for 2008.

•	In June 2008, the Compensation and Benefits Committee amended the management incentive plan such that plan participants would be eligible to receive up to 20% of their target bonus if our Company or the applicable business group failed to meet Economic Value thresholds under the existing Economic Value bonus program. This new bonus opportunity was based upon ratings of competencies and the achievement of individual performance objectives.

•	A further change to the management incentive plan was the adoption of an amendment which provides the Compensation and Benefits Committee with the discretion to reduce the amount of the bonus earned by any named executive by up to 20%.

•	The 2008 long-term equity incentive grant structure was modified to include performance shares such that approximately one-third of the annual equity grant value is contingent upon relative total shareholder return performance. This change was designed to enhance the direct performance connection between the named executive officers and our stockholders.

•	Due to our Company’s weaker than desired performance, the value of the 2008 long-term equity incentive grants paid to our named executive officers was targeted at the 35th percentile of the value of long-term incentives paid to companies in our comparator group, down from the 50th percentile in the prior year.

Executive Compensation Program Modifications in 2009

For 2009, our Company continues to manage our executive compensation program under difficult market conditions. To date, we have made the following decisions with respect to our executive compensation program:

•	Named executive officers did not receive a 2009 base salary increase. Our new President and Chief Executive Officer elected to reduce his base salary by 5% beginning in 2009.

•	We modified our management incentive plan to replace the Economic Value program with a new plan under which bonuses are paid upon the achievement of financial measures and individual objectives. This new plan, the Short Term Incentive Bonus Plan, will pay bonuses based upon a combination of earnings (50%), cash flow (20%) and individual performance (30%).

•	The new Short Term Incentive Bonus Plan includes a “clawback” or payment recapture feature under which our Company will require, to the extent practicable, a named executive officer to repay a portion of his or her performance bonus payment plus a reasonable rate of interest upon the occurrence of an accounting restatement or a determination by our Board that the performance results were materially inaccurate resulting in an overpayment in the amount of any such performance-based bonus.

•	The mix of awards between stock options, restricted stock and performance shares shifted slightly in 2009 such that stock options were weighted at 40%, with restricted stock and performance share awards each weighted at 30%.

•	We adopted a prospective policy under which we will not enter into agreements with named executive officers that provide for tax gross-up payments (excluding gross-ups pursuant to a relocation or expatriate tax equalization plan, policy or arrangement). This policy also provides that we will not enter into compensation arrangements with named executive officers which provide for severance payments (excluding the value of any accelerated vesting of any equity based awards) in excess of 2.99 times base salary and bonus unless stockholder approval has been received.

•	In an effort to align our pay practices and our stockholders’ interests, we have evidenced a commitment to a “pay for performance” philosophy by: (i) the Compensation and Benefits Committee’s reviewing all components of our President and Chief Executive Officer’s compensation, and reviewing tally sheets for all named executive officers that reflect payments under various termination scenarios; (ii) disclosing performance measures for all performance-based compensation; (iii) granting to all named executive officers equity compensation of which more than 50 percent is a combination of performance shares (i.e., relative total shareholder return) or conventional stock options; and (iv) the Compensation and Benefits Committee has the authority to hire or fire our compensation consultant.

Compensation Philosophy and Objectives

Our executive compensation and benefits programs are designed to drive and reinforce our business goals and strategies for success in the marketplace and to enable growth, thus motivating management to maximize total stockholder return. As a key component of our executive compensation system, we have adopted a financial performance based philosophy which includes individual objectives designed to develop an efficient culture that emphasizes entrepreneurship, innovation, teamwork, and creativity, and rewards employees who think and act like owners. This program also encourages collaboration and the maximization of long-term stockholder value, which in turn supports the attraction, motivation, and retention of the best global talent. Our executive compensation philosophy can be summarized as follows:

•	To create alignment between compensation and business performance by rewarding executives for the achievement of strategic and tactical goals that successfully drive growth in stockholder value for our Company;

•	To attract, motivate, and retain highly experienced executives who are vital to our short and long-term success, profitability and growth;

•	To differentiate executive rewards based on actual performance; and

•	To provide targeted overall compensation levels that are comparable to competitive market practice.

Role of our Compensation and Benefits Committee

Our Compensation and Benefits Committee establishes and oversees our general compensation and benefits philosophy, and approves compensation and benefits for our executive officers. Specifically, our Compensation and Benefits Committee is charged in its charter with the authority and responsibility to:

•	Establish the philosophy and set the broad objectives of our executive compensation program to ensure that the compensation program complies with and promotes our goals and objectives;

•	Determine the various elements of the executive compensation program, including base salary, annual incentive awards, long-term incentive compensation, benefits and perquisites;

•	Establish performance goals for the President and Chief Executive Officer and oversee the establishment of performance goals for the other executive officers and for each business unit;

•	Evaluate annually each executive officer’s performance in light of the goals established with respect to the officer for the most recently completed year;

•	Establish each executive officer’s annual compensation level, based upon the executive officer’s performance, our financial results and relative stockholder return, the value of compensation paid to a comparable executive officer at comparable companies, the awards given to the executive officer in past years and our capacity to fund the compensation; and

•	Review an annual report prepared by the President and Chief Executive Officer on succession planning and related development recommendations.

The President and Chief Executive Officer annually reviews the performance of each executive officer. Recommendations based on these reviews, including those with respect to base salary adjustments, annual incentives and long-term incentives, are presented to the Compensation and Benefits Committee. The Compensation and Benefits Committee can exercise its discretion in modifying any recommended adjustments or awards to these executive officers. The compensation of the President and Chief Executive Officer is determined by the Compensation and Benefits Committee, meeting in executive session without the President and Chief Executive Officer present.

Benchmarks for Executive Compensation

Compensation levels for our executives are compared to the compensation paid to executives at the peer companies specified below. The market for experienced talent is highly competitive. We aim to attract and retain the most highly qualified executives to manage our business functions. In doing so, we draw upon a pool of talent that is highly sought after by large and established companies. We draw upon a market that is global in scope. Our recently hired President and Chief Executive Officer was the president of Ford Motor Company, Australia and our Senior Vice President and Chief Financial Officer was the chief financial officer of the Sun-Times Media Group, Inc. We recognize that we compete for candidates based upon several criteria, including competitive compensation, potential for future growth and success, culture and Company values. In order to develop a compensation plan which would succeed in attracting the best global talent, the Compensation and Benefits Committee engaged Hewitt Associates, an outside global human resources consulting firm, to formulate a market-competitive pay package in connection with our search for a chief executive officer. The Compensation and Benefits Committee referred to December 2007 reports prepared by Hewitt Associates with respect to market data and other information contained in such reports when reviewing compensation matters. In making compensation decisions, the Compensation and Benefits Committee compares each element of compensation against a peer group of publicly traded manufacturing companies. The comparator group, which is periodically updated by the Compensation and Benefits Committee, consists of companies against which we believe we compete for talent. The companies currently comprising the comparator group are:

• A.O. Smith Corporation	• Johnson Controls, Inc.
• AMETEK, Inc.	• L-3 Communications Corporation
• BorgWarner Inc.	• Motorola, Inc.
• Briggs & Stratton Corporation	• Oshkosh Corporation
• Caterpillar Inc.	• PACCAR Inc.
• Cooper Industries, Inc.	• Parker Hannifin Corporation
• Cummins Inc.	• Raytheon Company
• Deere & Company	• Sauer-Danfoss Inc.
• Dover Corporation	• Teleflex Incorporated
• Eaton Corporation	• Tennant Company
• Emerson Electric Company	• Thomas & Betts Corporation
• Honeywell International Inc.	• The Timken Company
• Hubbell Inc.	• Valmont Industries, Inc.
• Illinois Tool Works, Inc.	• Woodward Governor Company
• Ingersoll-Rand Company	• Worthington Industries, Inc.

Because of the large variance in size among the companies comprising the comparator group, regression analysis is used to adjust the compensation data for differences in revenues. This adjusted data is used as the basis of comparison between our Company and the companies in the comparator group.

We also use published survey data to supplement the determination of competitive levels of compensation in the marketplace.

Elements of Executive Compensation

Our compensation program consists of five components: base salary, annual cash incentives, long-term equity incentives, retirement and health and welfare benefits, and perquisites and other personal benefits. Our programs balance individual, business unit and Company-wide goals and achievements.

Base Salaries

Base salary levels for our executive officers, including our President and Chief Executive Officer, are based primarily on external market data and on the individual performance of each executive officer during the previous year. Base salaries are targeted to be at the 50th percentile of competitive market data. In 2008, actual base salaries for named executive officers ranged from 92% to 111% of market midpoint targets. In addition to the executive’s individual performance, the Compensation and Benefits Committee also considers the following factors in setting base salaries and in recommending annual base salary adjustments: the executive’s current base salary relative to the targeted level, the executive’s level of responsibility, the executive’s prior experience and the executive’s breadth of knowledge. However, in light of general macroeconomic conditions, for 2009, there were no increases to base salaries awarded to the named executive officers. Mr. Osborne voluntarily elected a 5% reduction of base pay beginning in 2009.

Annual Cash Incentive Payments

Economic Value Program

From 2005 through 2008, annual cash incentive payments have been based exclusively on objective measures of financial performance that relate to the year-over-year increase in Economic Value. Annual cash bonuses to the named executive officers are paid under our management incentive plan. The threshold, target and maximum levels of bonus payable are determined based on the Economic Value of our Company. We believe that Economic Value is tied to the creation of stockholder value because it encompasses both earnings growth and efficient use of capital. Economic Value is the net amount of value earned or lost on an investment after deducting the cost of holding that investment. The underlying rationale for utilizing an Economic Value program for annual cash incentive compensation is to align management and employee interests with the interests of our stockholders. Typically, annual cash incentive payments are approved in February and paid in a lump sum in March.

Economic Value is calculated by using three key inputs:

•	Cost of Capital, which is the return required to appropriately compensate investors for investing in our Company. We use a single Cost of Capital for all operating units and for the consolidated Company, which is based on a weighted average of the after-tax cost of our debt and our stockholders’ expected return on equity. The Cost of Capital was set at 10% for the 2008 fiscal year.

•	Average Capital Employed, which is the investment made by stockholders and debt holders of our Company in the operations of the business. For our Company and its operating units, the capital that is included in the calculation of Average Capital Employed includes the aggregate value of certain assets (principally accounts receivable, inventories, fixed assets, goodwill and other intangibles, and assets held for sale) less the sum of certain non-interest bearing liabilities (principally accounts payable, customer deposits and other non-interest bearing liabilities). Average Capital Employed is calculated as a simple average of the capital employed at each month end in a year.

•	Net Operating Profit after Tax, which is the after-tax operating profit of our Company or a particular operating unit. It is calculated by adding operating income and non-operating income and subtracting from this sum non-operating expense and income tax.

Economic Value is calculated by subtracting a Capital Charge from Net Operating Profit after Tax. The Capital Charge is derived by multiplying the Cost of Capital by the Average Capital Employed.

We previously retained Shareholder Value Advisors, a financial and compensation consulting firm, to assist in developing Economic Value improvement goals for our Company and for each of the key operating units of our Company. The targeted Economic Value improvement goals were established based on the estimated improvement needed to give investors a Cost of Capital return on the market value of our Company or business unit. The Economic Value improvement “value multiples” (the estimated investor wealth gains per $1 of Economic Value improvement) used in deriving the improvement goals were based on statistical models of peer company data.

For 2008, the target incentive compensation awards for all executive officers were set at 100% of the Economic Value improvement goal for the business unit or our Company, with threshold set at 50% of the target goals and maximum set at 200% of the target goals.

The incentive compensation of our President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Senior Vice President, Human Resources and General Counsel is based on the achievement of Economic Value goals which have been set for our Company as a whole. The incentive compensation for our other named executive officers have threshold, target and maximum Economic Value goals for their respective business groups and for our Company as a whole, with their aggregate annual incentive award weighted at 70% for achievement of their individual business group goals and 30% for our Company goals. This weighting encourages executives to collaborate across business groups and functions in order to achieve business objectives at the enterprise level as well as in their own business group.

The achievement of the threshold, target and maximum Economic Value goals results in a cash incentive award equal to a pre-set percentage of the executive’s base salary. The target percentages of base salary to be paid out upon the achievement of various levels of Economic Value are determined based on competitive market data for each executive position. Economic Value results that fall in between the threshold, target and maximum goals are extrapolated from those points to determine the actual cash incentive award for the executive. In 2008, the target annual cash incentive percentage for the interim President and Chief Executive Officer was set at 95% of his base salary and the target annual cash incentive percentage for Mr. Osborne was set at 90%, to be paid, in each case, on a pro-rata basis for 2008 service. The target annual cash incentive for our other named executive officers ranged from 55% to 60% of their respective base salaries.

In order to support the achievement of long-term goals, executives are given the opportunity to carry forward the unmet portion of their maximum annual incentive opportunity. One-half of the difference between the maximum opportunity and the actual incentive earned for a particular year can be re-earned over each of the next two years if our Company or the related business group achieves an Economic Value amount for the subsequent year that is at or above target for that year and the result is above the relative level of Economic Value attained by our Company or the business group during the initial year. Any carry forward opportunity that is not earned in either of the two immediately subsequent years is forfeited by the executive officer.

In June of 2008, based on the difficult environment faced by our Company, including management changes, divestitures and cost-cutting initiatives, the Compensation and Benefits Committee amended our Company’s management incentive plan for fiscal year 2008 to provide an opportunity for participants to receive a bonus if our Company or the primary business group to which the participant was assigned failed to achieve its threshold Economic Value goal. In the event that our Company or the business group failed to meet its threshold Economic Value goal, the participant would still be eligible to receive up to 20% of his or her target bonus for the year based upon two components of the Company’s existing annual performance review process (the ratings of competencies and the achievement of the participant’s individual performance objectives for the year).

In connection with this new bonus opportunity, our Company utilized its existing annual performance review process including competency evaluation and the individual performance objectives previously set in the first quarter of 2008. The competencies are determined based upon executive level and evaluated once annually by such named executive officer’s manager, except in the case of the interim President and Chief Executive Officer and President and Chief Executive Officer, whose competencies are reviewed by the Compensation and Benefits Committee. The individual performance objectives were derived for each participant and approved by his or her manager, except, again, in the case of the interim President and Chief Executive Officer and President and Chief Executive Officer, whose individual performance objectives were approved by the Compensation and Benefits Committee. These individual objectives are specifically tailored to the participant’s job duties and include such things as the achievement of planned transactions and financial goals, the management of functional responsibilities within pre-established budgeted amounts, the resolution of particular projects within the participant’s job responsibilities, successful implementation of growth strategies, achievement of strategic goals such as consolidations, acquisitions or divestitures, product or division launches, technology transitions, cost reductions, and successful procurement programs.

Also effective for the 2008 plan year, the Compensation and Benefits Committee authorized an amendment to the management incentive program under which the annual incentive awards earned by any executive officer, including the named executive officers in our Company’s proxy statement for the 2008 Annual Meeting of Stockholders, will be subject to a possible reduction of up to 20% of the amount earned under the management incentive program in the sole and absolute discretion of the Compensation and Benefits Committee.

Short Term Incentive Bonus Plan

Upon review of research provided by Hewitt Associates, an outside compensation consultant, the Compensation and Benefits Committee has replaced the Economic Value incentive program beginning with the 2009 fiscal year. The new program, the Short Term Incentive Bonus Plan (STIP), will determine bonuses based upon the achievement of both financial measures and individual objectives. Financial measures will be based upon earnings and cash flows at our Company, business group and division levels, depending upon the position of the participant within our Company. Bonus compensation under the STIP will link to our Company’s annual operating plan with 50% based on earnings and 20% based on cash flow measures determined in accordance with generally accepted accounting principles. The remaining 30% will be based on individual objectives with 21% based on performance goal ratings and 9% based on competency ratings as measured by a numeric score received in the annual performance review process. Notwithstanding the foregoing, the Compensation and Benefits Committee retains complete discretion with respect to the STIP. Furthermore, the Compensation and Benefits Committee approves all awards to named executive officers.

Over the course of several months during 2008, the Compensation and Benefits Committee undertook a review of the Company’s Economic Value program. The Compensation and Benefits Committee received input from the Board of Directors, Hewitt Associates and management. In addition, it reviewed external market data. The Compensation and Benefits Committee decided to implement a new short term incentive bonus plan. This decision was based on number of factors including the complexity of the Economic Value program, the desire to add individual performance objectives and competencies to the bonus program, and establishment of a program tied to generally accepted accounting principles (GAAP). The STIP will focus on specific milestones as well as individual objectives which will allow us to reward outstanding individuals with a bonus even in years where our overall financial performance may be low. The Compensation and Benefits Committee believes that rewarding employees upon the successful achievement of individual objectives should increase individual accountability and encourage excellence. The STIP is based upon goals that are easily understood and can be modified each year to reflect our current business plan and market conditions. Payments under the STIP are expected to be approved in February of each year and paid in a lump sum in March.

At our Company level, the 50% earnings component will be based on consolidated income before income taxes. As tax adjustments are largely impacted by external factors outside of the control of the participants, the Compensation and Benefits Committee determined that tax adjustments should not factor into the calculation. Our Company’s cash flow financial measure, weighted at 20%, will be based on consolidated net cash provided from continuing operations as reported in our Annual Report on Form 10-K. At the business group level, the 50% earnings component will be based on earnings before interest and taxes thereby excluding taxes and debt, neither of which are generally impacted by participants at this level. The business group cash flow measure, weighted at 20%, will be based on average primary working capital as a percentage of sales (the sum of accounts receivable and inventory less accounts payable and customer deposits divided by net sales for the year).

The incentive compensation under the STIP for our President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Senior Vice President, Human Resources and General Counsel is based 70% on the achievement of our Company financial measures and 30% on individual performance measures. The incentive compensation for our other named executive officers is based on the achievement of our Company and business group financial measures weighted 28% for achievement of Company goals, 42% for achievement of applicable business group goals, and 30% for achievement of individual performance measures. The Compensation and Benefits Committee believes that this weighting encourages executives to collaborate across business groups and functions in order to achieve business objectives at the enterprise level as well as in their own business group. The incentive compensation for our executives is based on threshold, target and maximum goals for business groups and for our Company as a whole.

The achievement of the threshold, target and maximum goals results in a cash incentive award equal to a pre-set percentage of the executive’s base salary. The target percentages of base salary to be paid out upon the achievement of various levels of goal achievement are determined based on competitive market data for each executive position. Results that fall in between the threshold, target and maximum goals are extrapolated from those points to determine the actual cash incentive award for the executive. Performance goals under the STIP are expected to be determined in the first quarter of 2009.

Payments under the STIP are subject to a “clawback” policy under which our Company will require, to the extent practicable, upon the occurrence of specified events, a named executive officer to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such named executive officer taking into account the restated financial results or otherwise corrected performance results.

Long-Term Equity Incentives

Equity ownership plays a key role in aligning the interests of executives with our stockholders. A further purpose of our long-term incentive plan is to provide a means through which our Company may attract the best talent to become our employees, to encourage our employees to engage in the business strategy and success of our Company, and to provide a retention tool through vesting requirements for executives. Accordingly, the Compensation and Benefits Committee has granted equity awards to our executives on an annual basis under our long-term incentive plans. Equity grants are also periodically made to new employees and to existing employees in connection with promotions. In order to ensure continued ownership of the equity granted under the long-term incentive grants, we have instituted stock ownership guidelines for our executive officers as discussed below under the caption “Stock Ownership Guidelines for Executive Officers.”

Beginning with the 2008 annual awards, the Compensation and Benefits Committee revised the structure of the long-term equity incentive program such that the awards consist of three components: an option to purchase shares of our common stock, a restricted stock award, and a performance-based restricted stock unit. The overall value of the long-term incentive award has been allocated one-third to each of the three components. The Compensation and

Benefits Committee believes that this mix of equity awards will further align each executive’s goals with the intermediate and long-term goals of our stockholders. The award provides an incentive to the executive to drive long-term performance over the vesting and payment periods embedded in the award.

Options vest in equal installments over a three-year period. These options have an exercise price equal to the closing price of our common stock on the date of grant. Restricted stock awards and restricted stock units vest in full on the third anniversary of the date of grant and are valued using the closing price of our common stock on the date of grant. These awards are subject to forfeiture and cancellation if the named executive officer’s employment is terminated prior to vesting.

The overall value of the 2008 long-term equity incentive awards was targeted for the named executive officers at the 35th percentile of the value of long-term incentives paid to comparable executives at companies in the comparator group. The decision to target the 2008 award at the 35th percentile instead of the 50th percentile used in prior years was based upon our relatively weak financial performance during 2007. The 2008 equity incentive awards were granted under a long-term incentive plan which was approved by our stockholders in 2005.

The Compensation and Benefits Committee may grant other equity incentives, on a case-by-case basis, as deemed appropriate. For example, the Compensation and Benefits Committee may award restricted stock units to our employees, international executives in particular, in substitution for one or more components of the standard grant described above to promote long-term performance and employee retention. Award value and type of grant will take into account applicable law, administrative issues and competitive market data for the specific country at issue.

The performance-based restricted stock units are tied to the achievement of a pre-determined three-year relative performance metric approved by the Compensation and Benefits Committee based upon relative Total Shareholder Return (TSR). The formula to determine TSR is set forth below.

Change in Stock Price plus dividends paid over the performance period
Beginning Stock Price

“Change in Stock Price” is the difference between the Ending Stock Price and the Beginning Stock Price.
“Beginning Stock Price” is the closing stock price on the trading day before the first day of the performance period.
“Ending Stock Price” is the closing stock price on the last trading day of the performance period.

At the conclusion of the performance period, our Company’s TSR is calculated for that period and compared to the TSR achieved by the publicly-traded companies included in our comparator group. Our Company’s percentile rank is then assigned based on its relative TSR achievement. At the end of the three-year performance period, each executive officer will be awarded shares, if any, as a percentage of the pre-determined target shares for that executive ranging from 0% to 200% determined by our percentile rank. For the three-year performance period 2008 to 2010, the TSR achieved for the first performance year, 2008, was negative 0.25 which was in the 75th percentile of the comparator group.

For a general description of the award agreement provisions setting forth certain Company payment obligations with respect to specified termination events including death, disability, retirement and change in control, please see page 41 of this proxy statement in the section titled “Executive Compensation in the Last Fiscal Year” under the heading titled “Other Potential Post-Employment Payments.”

Retirement and Health and Welfare Benefits

We recognize that our employees are the driving force behind the profitable growth of our Company and that our ability to sustain our success is dependent on each individual’s well being. To that end we offer a competitive package of Company-sponsored health and welfare benefits to all eligible employees including our executive officers.

•	Retirement Plans In January 2007, we introduced two new plans, the Retirement Savings Plan and the Savings Restoration Plan. The Retirement Savings Plan is a defined contribution plan that combines a 401(k) plan with a points-weighted Company contribution. Under this plan, executives receive a Company-paid retirement contribution based on their years of service, age and employee status paid as a percentage between 1% and 4% of their eligible compensation. Executives are also eligible to receive a Company-

matching contribution of up to 50% of the first 6% of the participant’s compensation that the participant voluntarily determines to contribute to the plan.

For 2007 through 2009, executives who participated in our 401(k) Retirement Plan-Elgin Sweeper Company or in our now frozen defined benefit plan (the FSC Retirement Plan) are eligible to receive a supplemental transitional contribution to our new Retirement Savings Plan and Savings Restoration Plan equal to 1% to 2% of their salary based on age and service as of December 31, 2006.

Upon a voluntary employee deferral, the non-qualified Savings Restoration Plan restores Company contributions limited under the Internal Revenue Code through a notional Company contribution and notional earnings from investments. Certain executives also continue to participate in defined benefit plans that have been frozen for age and service effective December 31, 2006, and will be frozen for wage increases effective December 31, 2016. Effective December 31, 2006, the profit sharing component of the 401(k) Retirement Plan-Elgin Sweeper Company was terminated. Under both the Savings Restoration Plan and the Retirement Savings Plan, based upon their age and years of service, Stephanie K. Kushner, our former Senior Vice President and Chief Financial Officer, Peter R. Guile, President of former subsidiary E-ONE, Inc., Jennifer L. Sherman, Senior Vice President, Human Resources and General Counsel, and Mark D. Weber, President, Environmental Solutions Group, received a supplemental transitional contribution equal to 2% of their eligible compensation in 2008.

•	Health and Welfare Plans Executives participate in the same broad-based, market-competitive health and welfare plans (medical, prescription, dental, vision, life and disability insurance) that are available to all eligible employees.

Perquisites and Other Personal Benefits

We provide executives with perquisites and other personal benefits that the Compensation and Benefits Committee feels are reasonable and consistent with its overall compensation program to better enable us to attract and retain the best talent for key executive positions. The Compensation and Benefits Committee periodically reviews the levels of perquisites provided. Perquisites provided may include:

•	Vehicle Allowances Executives receive a monthly vehicle allowance benefit in an amount that is consistent with the executive’s position and level in the organization and prevailing market practices.

•	Relocation Assistance The Compensation and Benefits Committee has authorized reimbursement of relocation expenses pursuant to our Executive Relocation Reimbursement Program or approved by the Committee.

Setting Actual Compensation for the Named Executive Officers

The specific compensation decisions made for each of the named executives for 2008 and year-to-date in 2009 reflect our management’s and our Compensation and Benefits Committee’s assessments of performance against market benchmarks, performance relative to Company and business group financial and operational measurements, and achievement of individual performance objectives. Our compensation actions for our named executive officers are summarized below.

With respect to the terms of employment of Messrs. Osborne and Barker and the final compensatory arrangements for Mr. Goodwin, our former interim President and Chief Executive Officer; Ms. Kushner, our former Senior Vice President and Chief Financial Officer; and Mr. Guile, President of E-ONE, Inc., a business divested in August, 2008, please also see the section titled “Executive Compensation in the Last Fiscal Year” under the heading “Additional Information About the Compensation Paid to the Named Executive Officers” beginning on page 36 of this proxy statement.

Base Salary

Mr. James E. Goodwin, a Company director since 2005, served as our interim President and Chief Executive Officer from December 11, 2007 through September 15, 2008. During his service as an interim officer, Mr. Goodwin’s annual base salary was $700,000.

On September 15, 2008, our Board of Directors appointed William H. Osborne as the President and Chief Executive Officer of our Company. Mr. Osborne’s initial annual base salary was $650,000. Mr. Osborne’s compensation, including his base salary, was determined by the Compensation and Benefits Committee based upon a report prepared by Hewitt Associates, an outside global human resources consulting firm, in connection with our executive search for a CEO.

In determining base salary increases, the Compensation and Benefits Committee reviews performance, level of responsibility and actual salary as compared to the targeted level (50th percentile) of the comparator group. In January 2008, the Compensation and Benefits Committee set the base salary of our former Senior Vice President and Chief Financial Officer, Ms. Stephanie K. Kushner, at $338,700, which represented an increase of 2.5% from her prior year’s base salary of $330,460. Effective December 10, 2008, Ms. Kushner’s service as our Senior Vice President and Chief Financial Officer ended and William G. Barker, III was appointed as our Senior Vice President and Chief Financial Officer. Mr. Barker’s initial base salary was set at $325,000 per year. Mr. Barker’s base salary was determined based upon a review of his pay history, experience and comparable positions in the comparator group.

The base salary of David R. McConnaughey, our Safety and Securities Systems Group President, was raised to $328,000 during 2008, an increase of 2.5% from his 2007 base pay of $320,000. The base salary of Peter R. Guile, President of our former subsidiary, E-ONE, Inc., was raised to $247,200 during 2008, an increase of 3.0% from his 2007 annual base salary of $240,000. The base salary of Jennifer L. Sherman, Senior Vice President, Human Resources and General Counsel, was raised to $279,231 during 2008, an increase of 2.5% from her 2007 base pay of $272,420. The base salary of our Environmental Solutions Group President, Mark D. Weber, was raised to $305,784 during 2008, an increase of 6.0% from his 2007 base pay of $288,475.

In February 2009, the Compensation and Benefits Committee determined that there would be no base salary increases in 2009 for our named executive officers. In fact, Mr. Osborne voluntarily elected to take a 5% base pay reduction from $650,000 to $617,500 effective January 1, 2009. The Compensation and Benefits Committee’s decision was based in part on general macroeconomic conditions, our overall financial position and as part of a cost savings initiative.

Annual Cash Incentive Payments — Economic Value Program

In 2008, the Economic Value target for our Company was negative $8.4 million. The Economic Value targets for the four main business groups were as follows: $16.9 million for Safety and Security Systems, negative $15.8 million for Fire Rescue, $3.5 million for Environmental Solutions and negative $3.6 million for Tool. In 2008, our Company and each of the four business groups failed to meet their applicable 2008 Economic Value thresholds. Accordingly, each of the named executive officers (excluding Ms. Kushner and Mr. Guile as a result of their departures from our Company) was eligible to receive up to 20% of his or her 2008 target bonus based upon the achievement of the performance objectives for the year.

The target bonuses for Messrs. Goodwin, Osborne, and Barker and Ms. Sherman were based entirely on the performance of our Company as a whole. For each of Messrs. McConnaughey and Weber, 30% of their respective target bonuses was based on the performance of our Company as a whole, and the remaining 70% was based on the performance of their respective business group. Mr. Barker, who joined our Company in December 2008, was eligible to receive a 2008 annual cash incentive payment prorated based on hire date.

The 2008 annual incentive bonuses paid to our other named executive officers (excluding Ms. Kushner and Mr. Guile who were not eligible to receive an annual incentive bonus for 2008 as a result of their departures) were as follows:

		Company or
		Business
		Group Failure
		to Meet
	2008 Actual	Threshold,
	Economic	Award of 20%
	Value Bonus	of target
	Award /	bonus based	Aggregate	Estimated Payouts Under Non-
	Carry	on	Bonus Amount	Equity Incentive Plan (Economic Value
	Forward	Competencies	as a Percentage	Program)($)			Total Annual
	Opportunity	and Individual	of Annual Base				Incentive Bonus
Name	($)	Goals ($)	Salary (%)	Threshold	Target	Maximum	($)
William H. Osborne(1)	—	$34,525	5%	$86,311	$172,623	$345,246	$34,525

James E. Goodwin(1)	—	$94,117	13%	$235,294	$470,587	$941,175	$94,117

William G. Barker, III(1)	—	$2,344	1%	$5,861	$11,721	$23,442	$2,344

David R. McConnaughey(2)	—	$39,360	12%	$98,400	$200,631	$456,450	$39,360

Jennifer L. Sherman(2)	—	$30,715	11%	$76,789	$166,862	$423,884	$30,715

Mark D. Weber(2)	—	$36,694	12%	$91,735	$186,933	$421,738	$36,694

(1)	The amounts stated for Messrs. Osborne, Goodwin and Barker as estimated future payments and actual bonus payments are prorated based upon term of service.

(2)	Maximum and target payouts include potential carry-forward amounts under the Economic Value program. In order to support the achievement of long-term goals, executives are given the opportunity to carry forward the unmet portion of their maximum annual incentive opportunity. Please see the Section titled “Annual Cash Incentive Payments” under the heading “Economic Value Program” beginning on page 23.

These discretionary bonus payments were based on a numeric rating received during the annual performance review process. Participants who earned a score greater than 2.74 out of a possible score of 5 received the full bonus payment. Each of the Named Executive Officers received a score greater than 2.74 and, accordingly, each such named executive officer received the full 20% bonus opportunity.

Long-Term Equity Incentives

In connection with his appointment as interim President and Chief Executive Officer, Mr. Goodwin received an option to purchase 50,000 shares of our common stock at an exercise price of $11.84 per share, the closing price of our common stock on December 11, 2007, the date of grant. Mr. Goodwin also received an award of 20,000 shares of restricted stock of our Company on December 11, 2007. These options and restricted shares became fully vested and exercisable on Mr. Goodwin’s last day as our interim President and Chief Executive Officer (i.e., September 15, 2008). Considering his interim status, Mr. Goodwin did not receive additional equity awards in 2008.

For equity awards granted to Messrs. Osborne and Barker in 2008 upon appointment as executive officers of our Company, please see the section titled “Executive Compensation in the Last Fiscal Year” under the heading “Additional Information About the Compensation Paid to the Named Executive Officers” beginning on page 36 of this proxy statement.

In February 2008, the Compensation and Benefits Committee granted equity incentive awards based on the 35th percentile target level to the other named executive officers as follows:

•	Ms. Kushner, Mr. Guile, Mr. McConnaughey, Ms. Sherman and Mr. Weber received options to purchase 29,600, 19,200, 25,400, 16,100 and 27,500 shares of our common stock, respectively, at an exercise price of $10.59, the closing share price on the date of grant. The options vest in three equal annual installments on the first three anniversaries of the date of the grant.

•	Ms. Kushner, Mr. Guile, Mr. McConnaughey, Ms. Sherman and Mr. Weber received restricted stock awards of 9,300, 6,100, 8,000, 5,100 and 8,600, respectively. The restricted shares vest fully on the third anniversary of the date of the grant.

•	Ms. Kushner, Mr. Guile, Mr. McConnaughey, Ms. Sherman and Mr. Weber received performance-based restricted stock units of 8,900, 5,800, 7,600, 4,800 and 8,200, respectively. Each performance-based restricted stock unit represents a right to receive up to two shares of our common stock based upon achieving a three-year performance metric. Performance-based restricted stock units targets were determined for the performance period 2008-2010 based upon an overall award value targeted at the 50th percentile of the value of long-term incentives paid to comparable executives at the comparator group.

All unvested stock options, restricted stock awards and performance-based restricted stock units held by Ms. Kushner and Mr. Guile were forfeited in connection with their departures. Ms. Kushner has until March 30, 2009 to exercise previously vested stock option awards. Mr. Guile’s right to exercise vested stock option awards expired November 14, 2008.

In February 2009, the Compensation and Benefits Committee granted equity incentive awards in the form of 40% stock options, 30% restricted stock and 30% performance-based restricted stock units as specified below. The Compensation and Benefits Committee determined, as a result of the uncertain macroeconomic conditions, to award the same number of options in 2009 as was awarded in 2008, resulting in a slightly higher weighting of the mix of options as compared to the 2008 awards which were one-third options, one-third restricted stock and one-third performance-based restricted stock units.

•	Mr. Osborne, Mr. Barker, Mr. McConnaughey, Ms. Sherman and Mr. Weber received options to purchase 107,400, 29,600, 25,400, 16,100 and 27,500 shares of our common stock, respectively, at an exercise price of $6.68, the closing share price on the date of grant. The options vest in three equal annual installments on the first three anniversaries of the date of the grant.

•	Mr. Osborne, Mr. Barker, Mr. McConnaughey, Ms. Sherman and Mr. Weber received restricted stock awards of 33,600, 9,300, 8,000, 5,100 and 8,600 shares of our common stock, respectively. The restricted shares vest fully on the third anniversary of the date of the grant.

•	Mr. Osborne, Mr. Barker, Mr. McConnaughey, Ms. Sherman and Mr. Weber received performance-based restricted stock units of 32,000, 8,900, 7,600, 4,800 and 8,200 shares of our common stock, respectively. Each performance-based restricted stock unit represents a right to receive up to two shares of our common stock based upon achieving a three-year performance metric during the performance period 2009-2011.

Perquisites and Other Benefits

Vehicle Allowances  In 2008, on an annualized basis, Ms. Kushner, Mr. McConnaughey, Ms. Sherman and Mr. Weber each received a vehicle allowance totaling $11,400. Mr. Guile received a vehicle allowance totaling $6,736. Messrs. Osborne and Barker received vehicle allowances of $4,025 (or $13,800 on an annualized basis per year) and $655 (or $11,400 on an annualized basis), respectively.

Relocation Assistance  In 2008, in connection with Mr. Osborne’s relocation from Melbourne, Australia to the greater Chicago, Illinois area, we reimbursed Mr. Osborne for relocation, temporary living and moving expenses totaling $127,151 and a related tax gross-up in the amount of $39,947. Mr. Guile received additional relocation reimbursement in the amount of $36,400 during 2008 related to his 2007 relocation, $35,100 of which was attributable to our Company’s carrying cost of Mr. Guile’s home, a portion of which we expect to recoup upon the sale of the home.

Signing Bonus/Housing Allowance  In 2008, in connection with Mr. Osborne’s purchase of a permanent residence in the greater Chicago, Illinois area, Mr. Osborne received $500,000 as a signing bonus and housing allowance.

Indemnification for Repayment of Retention Bonus  In 2008, we reimbursed Mr. Osborne the amount of $263,000 for the retention bonus he was required to repay to his former employer.

Financial/Tax Preparation Services  Pursuant to his employment agreement, we reimbursed Mr. Osborne for the services of a financial and estate planning advisor in the amount of $7,500.

Stock Ownership Guidelines for Executive Officers

Our executive officers are required to acquire substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between two and five times the executive’s base salary and executives generally have between three and seven years from the date they become subject to the stock ownership guidelines to comply with the guidelines. While serving as an interim officer, Mr. Goodwin was exempt from this policy, although he remained subject to the director stock ownership program described on page 16 of this proxy statement. Messrs. Osborne and Barker have not met their respective requirements for stock ownership and have 6.5 and 7 years, respectively, to comply. Messrs. McConnaughey and Weber have not met their requirements for stock ownership and have 4 and 2.5 years, respectively, to comply. Ms. Sherman has also not met her requirements for stock ownership and has 2 years to comply.

Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits

On February 20, 2009, the Board adopted a compensation policy regarding tax gross-up payments and limitations of severance benefits. This compensation policy provides, among other things:

•	in connection with any employment agreement, severance agreement or change in control agreement entered into with any named executive officer subsequent to the adoption of this compensation policy, we will not make or agree to make any tax gross-up payments to such named executive officer, except for such gross-up provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement; and

•	unless approved by a vote of our stockholders entitled to vote in an election of directors, we will not enter into any compensation agreement with a named executive officer that provides for severance payments (excluding the value of any accelerated vesting of equity based awards) in an amount exceeding 2.99 times the sum of: (i) the named executive officer’s highest annual base salary for the year of termination (determined as an annualized amount) or either of the immediate two preceding years; plus (ii) either the named executive officer’s current target bonus, or the highest annual bonus awarded to the named executive officer in any of the three-years preceding the year in which the named executive officer’s termination of employment occurs (excluding the value of any accelerated vesting of equity based awards).

This compensation policy will not alter the terms of any agreement or compensation or benefit plan in effect on the date of adoption of the policy.

Impact of Accounting and Tax Treatment on Forms of Compensation Paid

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be nondeductible for federal income tax purposes, subject to certain exceptions. The Compensation and Benefits Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances. However, the Compensation and Benefits Committee believes that it is important and necessary that the Compensation and Benefits Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Compensation and Benefits Committee’s view, such arrangements are in the best interests of our Company and our stockholders.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The responsibilities of the Compensation and Benefits Committee are provided in its Charter, which has been approved by our Board of Directors.

In fulfilling its oversight responsibilities with respect to the Compensation Disclosure and Analysis included in this Report, the Compensation and Benefits Committee, among other things, has:

•	reviewed and discussed the Compensation Disclosure and Analysis with management; and

•	following such review, the Compensation and Benefits Committee recommended to the Board of Directors (and the Board has approved) that the Compensation Disclosure and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION AND BENEFITS COMMITTEE

JOHN MCCARTNEY, CHAIRMAN

JAMES C. JANNING	PAUL W. JONES	BRENDA L. REICHELDERFER	JOSEPH R. WRIGHT

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR

Summary Compensation Table

The following table sets forth information concerning compensation earned during the fiscal years ended December 31, 2006, 2007 and 2008 for James E. Goodwin, our former interim President and Chief Executive Officer, William H. Osborne, our new President and Chief Executive Officer, appointed September 15, 2008, Stephanie K. Kushner, our former Senior Vice President and Chief Financial Officer, William G. Barker, III, our new Senior Vice President and Chief Financial Officer appointed December 10, 2008, and the three other most highly compensated executive officers of our Company. Additionally, the table sets forth compensation information for the stated periods for Mr. Guile, who would have been among the top three highly compensated executive officers in 2008 had Mr. Guile been an executive officer as of December 31, 2008. For compensation provided to Mr. Goodwin for service as a director of our Company after his resignation as our interim President and Chief Executive Officer on September 15, 2008, please see the section titled “Information Concerning the Board of Directors” under the heading titled “Director Compensation in the Last Fiscal Year” beginning on page 15 of this proxy statement.

Summary Compensation Table for Fiscal Years 2006, 2007 and 2008

							Change in
							Pension Value
							and
						Non-Equity	Non-qualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	Earnings($)(5)	($)(6)	Total ($)
William H. Osborne,	2008	$192,083	$763,000	$66,864	$22,356	$34,525	$—	$382,146	$1,460,974
President and Chief	2007	$—	$—	$—	$—	$—	$—	$—	$—
Executive Officer	2006	$—	$—	$—	$—	$—	$—	$—	$—

James E. Goodwin,	2008	$506,602	$—	$91,997	$97,052	$94,117	$—	$10,082	$799,850
Former Interim	2007	$29,167	$—	$10,450	$9,542	$—	$—	$64	$49,223
President and Chief	2006	$—	$—	$—	$—	$—	$—	$—	$—
Executive Officer

William G. Barker, III,	2008	$18,541	$—	$276	$104	$2,344	$—	$665	$21,930
Senior Vice President	2007	$—	$—	$—	$—	$—	$—	$—	$—
and Chief Financial	2006	$—	$—	$—	$—	$—	$—	$—	$—
Officer

Stephanie K. Kushner,	2008	$336,640	$—	$6,317	$9,776	$—	$4,321	$882,517	$1,239,571
Former Senior Vice	2007	$330,460	$—	$148,015	$115,345	$146,159	$—	$212,227	$952,206
President and Chief	2006	$317,750	$—	$173,987	$150,088	$188,996	$133,618	$25,257	$989,696
Financial Officer

Peter R. Guile,	2008	$144,273	$400,000	$21,129	$5,759	$—	$3,538	$80,737	$655,436
President of former	2007	$219,742	$133,335	$51,295	$35,538	$135,651	$—	$274,281	$849,842
subsidiary, E-ONE,	2006	$—	$—	$—	$—	$—	$—	$—	$—
Inc.

David R. McConnaughey,	2008	$326,000	$—	$107,953	$54,221	$39,360	$—	$24,598	$552,132
President, Safety and	2007	$320,000	$—	$86,272	$46,955	$247,889	$—	$19,481	$720,597
Securities Systems	2006	$263,183	$300,000	$91,997	$26,711	$242,301	$—	$301,540	$1,225,732
Group

Jennifer L. Sherman,	2008	$277,528	$25,000	$55,055	$39,992	$30,715	$9,413	$64,483	$502,186
Senior Vice President,	2007	$—	$—	$—	$—	$—	$—	$—	$—
Human Resources and	2006	$—	$—	$—	$—	$—	$—	$—	$—
General Counsel

Mark D. Weber,	2008	$301,457	$—	$90,940	$62,244	$36,694	$—	$86,073	$577,408
President,	2007	$288,475	$—	$125,465	$92,170	$337,358	$—	$56,146	$899,614
Environmental	2006	$262,260	$—	$140,856	$97,371	$291,170	$—	$13,647	$805,304
Solutions Group

(1)	Includes with respect to Mr. Osborne, a signing bonus and a housing allowance of $500,000 and reimbursement of $263,000 for a retention bonus Mr. Osborne repaid to his former employer. Mr. Guile received a bonus of $400,000 upon the sale of E-ONE, Inc. and resulting termination of his employment with our Company. Ms. Sherman received a special bonus in the amount of $25,000 as a performance award and in connection with her April 2008 promotion to the position of Senior Vice President, Human Resources (in addition to her existing position as our General Counsel).

(2)	The stock award values represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, 2007 and 2008, in accordance with SFAS 123(R). These figures include amounts related to unvested restricted stock awards and performance-

based restricted stock units awarded for the three-year period beginning on January 1, 2008 granted under our long-term incentive plan and discussed in further detail on page 25 in the section titled “Compensation Discussion and Analysis - Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” Assumptions used in the calculation of these amounts for fiscal years ended December 31, 2006, 2007 and 2008 are included in Note 8 to our Company’s audited financial statements for the fiscal year ended December 31, 2008, included in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009. Assumptions used in the calculation of these amounts for fiscal years ended December 31, 2004 and 2005 are included in Note 9 to our Company’s audited financial statements for the fiscal year ended December 31, 2006, included in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007. Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2003 are included under the heading “Stock-based compensation plans” in Note A- Significant Accounting Policies included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 16, 2005.

(3)	The option award values represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R). These amounts include amounts related to unvested stock option grants awarded under our long-term incentive plan, discussed in further detail on page 25 in the section titled “Compensation Discussion and Analysis - Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” Assumptions used in the calculation of this amount for fiscal years ended December 31, 2006, 2007 and 2008 are included in Note 8 to our Company’s audited financial statements for the fiscal year ended December 31, 2008, included in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004 and 2005 are included in Note 9 to our Company’s audited financial statements for the fiscal year ended December 31, 2006, included in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007.

(4)	Reflects the cash awards to the named individuals under our management incentive plan that is discussed in further detail beginning on page 23 in the section titled “Compensation Discussion and Analysis - Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments.”

(5)	Reflects the actuarial increase in the present value of the named executive officers’ benefits under all pension plans, including supplemental pension plans, established by our Company determined using interest rate and mortality rate assumptions consistent with those used in our Company’s financial statements, and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) savings plan, and dividends on our common stock are paid at the same rate as dividends paid to stockholders.

(6)	All Other Compensation includes the following aggregate perquisites and other items that equaled or exceeded $10,000:

							Savings
						Contribution to	Restoration
						Retirement	Plan
						Savings	Contributions
	Tax			Auto		Plans,	including	Other
	Gross-Ups	Severance		Allowance	Relocation	including 401(k)	Match	Perquisites	Totals
Name	($)(t)	($)		($)	($)(u)	Match ($)	($)(v)	($)(w)	($)
William H. Osborne	$39,947	$—		$4,025	$127,151	$3,250	$200,000	$7,773	$382,146

James E. Goodwin(x)	$—	$—		$—	$—	$9,200	$—	$882	$10,082

William G. Barker, III(y)	$—	$—		$—	$—	$—	$—	$—	$—

Stephanie K. Kushner	$—	$773,412	(z)	$11,400	$—	$20,700	$66,228	$10,777	$882,517

Peter R. Guile	$—	$—		$6,736	$36,400	$20,469	$16,857	$275	$80,737

David R. McConnaughey	$—	$—		$11,400	$—	$12,650	$—	$548	$24,598

Jennifer L. Sherman	$10,450	$—		$11,400	$—	$20,700	$21,466	$467	$64,483

Mark D. Weber	$—	$—		$11,400	$—	$20,700	$53,166	$807	$86,073

(t)	Reflects a tax “gross-up” for amounts paid to Mr. Osborne with respect to his relocation, moving and temporary living expenses. Ms. Sherman received a tax “gross-up” on the taxes associated with her special bonus in the amount of $25,000.

(u)	Mr. Osborne received $127,151 in relocation, moving and temporary living expenses in accordance with his employment agreement. Mr. Guile received additional relocation assistance in the amount of $36,400 in 2008 related to moving and the sale of his home in connection with his 2007 relocation, $35,100 of which was attributable to the carrying cost of Mr. Guile’s former home, a portion of which we expect to recoup upon the sale of the home to a third party.

(v)	Under Mr. Osborne’s employment agreement, our Company agreed to credit his Savings Restoration Plan account in the amount of $200,000. In 2008, Messrs. Guile and Weber and Mesdames Kushner and Sherman participated in our Company’s Savings Restoration Plan. Ms. Kushner was previously eligible to receive a supplemental payment upon retirement at or after age 57 under our pension plan. She was entitled to a $25,000 annual supplemental payment after five years of employment with us, increasing by $5,000 for each year she worked after five years of employment, up to a maximum of $50,000 per year. In March of 2007, Ms. Kushner entered into a Satisfaction and Release Agreement with our Company regarding her supplemental pension agreement in exchange for the receipt of six discretionary, supplemental and additional contributions to the new Federal Signal Savings Restoration Plan (SRP). Accordingly, Ms. Kushner received the following payments: March 1, 2007 — $308,472 and March 1, 2008 — $30,322. The remaining payments were forfeited as of her last day of employment.

(w)	Includes with respect to Mr. Osborne, $7,500 for financial/tax preparation services and a life insurance premium payments of $273. With respect to Ms. Kushner, includes $5,000 as a Company match to a United Way Pledge, $5,210 as vacation pay, and $567 in life insurance premium payments. For Mr. Weber, includes $300 for the United Airlines Red Carpet Membership program and $507 for insurance premiums. With respect to the other named executive officers, amounts represent the dollar value of life insurance premiums paid by our Company for the benefit of such named executive officer.

(x)	Mr. Goodwin, while serving as our interim President and Chief Executive Officer, did not receive any perquisites or other such items during 2008 except for the contribution to our Company’s Retirement Savings Plan and dollar value of insurance premiums.

(y)	Mr. Barker began his employment with our Company on December 10, 2008. Mr. Barker did not have aggregate perquisites and other items that equaled or exceeded $10,000 in 2008.

(z)	Includes the following severance components: cash severance, $745,140; continuation of health and welfare benefits, $9,918; life insurance and death benefit payments, $854; and outplacement services, $17,500.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned for the fiscal year ended December 31, 2008 for the named executive officers.

Grants of Plan-Based Awards in 2008

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts Under						Number	Number of	or Base	Fair Value
		Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity			of Shares	Securities	Price of	of Stock
		(1)(2)			Incentive Plan Awards(3)			of Stock	Underlying	Option	and Option
	Grant							or Units	Options	Awards	Awards
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($/Sh)(4)
William H. Osborne(5)		$86,312	$172,623	$345,246	—	—	—	—	—	—	—

	9/15/08	—	—	—	5,248	20,991	41,982	—	—	—	$366,713

	9/15/08	—	—	—	—	—	—	24,559	—	—	$366,666

	9/15/08	—	—	—	—	—	—	—	75,137	$14.93	$366,669

James E. Goodwin(6)		$235,294	$470,587	$941,174	—	—	—	—	—	—	—

William G. Barker, III(7)		$5,861	$11,721	$23,442	—	—	—	—	—	—	—

	12/10/08	—	—	—	—	—	—	3,290	—	—	$25,004

	12/10/08	—	—	—	—	—	—	—	3,888	$7.60	$8,320

Stephanie K. Kushner(8)		$101,610	$223,555	$585,604	—	—	—	—	—	—	—

	2/22/08	—	—	—	2,225	8,900	19,800	—	—	—	$113,742

	2/22/08	—	—	—	—	—	—	9,300	—	—	$98,487

	2/22/08	—	—	—	—	—	—	—	29,600	$10.59	$101,232

Peter R. Guile(8)		$67,980	$135,960	$271,920	—	—	—	—	—	—	—

	2/22/08	—	—	—	1,450	5,800	11,600	—	—	—	$74,124

	2/22/08	—	—	—	—	—	—	6,100	—	—	$64,599

	2/22/08	—	—	—	—	—	—	—	19,200	$10.59	$65,664

David R. McConnaughey		$98,400	$200,631	$456,450	—	—	—	—	—	—	—

	2/22/08	—	—	—	1,900	7,600	15,200	—	—	—	$97,128

	2/22/08	—	—	—	—	—	—	8,000	—	—	$84,720

	2/22/08	—	—	—	—	—	—	—	25,400	$10.59	$86,868

Jennifer L. Sherman		$76,789	$166,862	$423,884	—	—	—	—	—	—	—

	2/22/08	—	—	—	1,200	4,800	9,600	—	—	—	$61,344

	2/22/08	—	—	—	—	—	—	5,100	—	—	$54,009

	2/22/08	—	—	—	—	—	—	—	16,100	$10.59	$55,062

Mark D. Weber		$91,735	$186,933	$421,738	—	—	—	—	—	—	—

	2/22/08	—	—	—	2,050	8,200	16,400	—	—	—	$104,796

	2/22/08	—	—	—	—	—	—	8,600	—	—	$91,074

	2/22/08	—	—	—	—	—	—	—	27,500	$10.59	$94,050

(1)	See the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments” in this proxy statement beginning on page 23.

(2)	These estimated future payouts include potential carry forward amounts, if any earned.

(3)	These columns include information regarding only performance-based restricted stock unit grants. The “Threshold” column represents the minimum amount payable when threshold performance is met. If performance is below the threshold performance, no amount is paid. The “Target” column represents the amount payable if the specified total stockholder return (TSR) performance target relative to the comparator group is reached. The “Maximum” column represents the full payout potential under the plan if our three-year TSR is highest among all of the companies in the comparator group. Shares are awarded, if any, as a percentage of the pre-determined target shares for that executive officer ranging from 0% to 200% determined by percentile rank. For a more detailed discussion of the performance-based restricted stock unit grants, see the section titled “Compensation Discussion and Analysis - Elements of Executive Compensation” under the heading titled “Long-Term Equity Incentives” beginning on page 25 of this proxy statement.

(4)	The grant date fair values are calculated based upon the provision of SFAS 123(R). Shares in the form of restricted stock are valued at the closing prices of our Company’s common stock on the date of the grant. The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $3.42 for options granted on February 22, 2008, $4.88 for options granted on September 15, 2008, and $2.14 for options granted on December 10, 2008. A “Monte Carlo” simulation model is used to estimate the fair value of performance-based restricted stock units, resulting in an estimated value of $12.78 for performance-based restricted stock units granted on February 22, 2008 and $17.47 for performance-based restricted stock units granted on September 15, 2008.

(5)	Mr. Osborne’s awards were made on his first day of employment pursuant to his employment agreement with our Company further described below under the heading titled “Additional Information About the Compensation Paid to the Named Executive Officers.”

(6)	Annual incentive award provided in connection with Mr. Goodwin’s service as our interim President and Chief Executive Officer through September 15, 2008. Please see page 15 for equity awards granted to Mr. Goodwin in connection with his service as a director after September 15, 2008.

(7)	Mr. Barker’s awards were made pursuant to the terms of his offer letter with our Company as further described below under the heading “Additional Information About the Compensation Paid to the Named Executive Officers.”

(8)	Neither Ms. Kushner nor Mr. Guile had incentive plan awards outstanding at year-end as a result of their departures.

Additional Information About the Compensation Paid to the Named Executive Officers

On December 11, 2007, our Board of Directors appointed Mr. James E. Goodwin as interim President and Chief Executive Officer of our Company. Mr. Goodwin served in this capacity through September 15, 2008, when the Board of Directors appointed William H. Osborne as the President and Chief Executive Officer of our Company. Mr. Goodwin serves as a director of our Company. In connection with his appointment as interim President and Chief Executive Officer, Mr. Goodwin received an option to purchase 50,000 shares of our common stock at an exercise price of $11.84 per share, the closing price of our common stock on December 11, 2007, the date of grant. Mr. Goodwin also received an award of 20,000 shares of restricted stock of our Company. These options and restricted shares became fully vested and exercisable on Mr. Goodwin’s last day as our interim President and Chief Executive Officer.

On September 15, 2008, our Board of Directors appointed William H. Osborne as the President and Chief Executive Officer of our Company, effective immediately. Pursuant to his employment agreement, Mr. Osborne’s initial annual base salary was set at $650,000. Mr. Osborne is eligible for a prorated annual incentive bonus in 2008. His 2008 target annual incentive bonus is 90% of his annual base salary. In connection with his employment, Mr. Osborne received an option to purchase 75,137 shares of our common stock at an exercise price of $14.93 per share, the closing price of our stock on September 15, 2008, the date of grant. The option will vest and become exercisable as to one-third of the shares subject thereto on each of September 15, 2009, 2010 and 2011. Mr. Osborne also received an award of 24,559 shares of our Company’s restricted stock that will fully vest on September 15, 2011 and a performance-based restricted stock unit award for 20,991 shares of our common stock, the vesting of which is tied to the attainment of three-year performance metrics relative to our Company’s designated comparator group for the performance period beginning on January 1, 2008 and ending on December 31, 2010. Additionally, our Company credited $200,000 to a Savings Restoration Plan account established on behalf of Mr. Osborne. Upon each anniversary date of Mr. Osborne’s employment, we will contribute an additional $200,000 to this account through 2017. These amounts vest over three-years at a rate of one-third of the amount in each year. We paid Mr. Osborne a signing bonus and housing allowance of $500,000 with respect to his purchase of a permanent residence in the Chicago, Illinois area, subject to prorated repayment to the extent he does not continue his employment with our Company for at least 24 months. We also reimbursed Mr. Osborne for reasonable relocation costs and for his repayment of a retention bonus to his former employer in the amount of $263,000. Mr. Osborne is also entitled to an automobile allowance of $13,800 per year and an allowance of $7,500 per year for financial and estate planning services. Mr. Osborne is eligible to participate in our Company’s group benefit plans generally available to all employees. Additionally, Mr. Osborne is eligible to participate in all Company sponsored health and welfare benefits available to our executive officers, except to the extent such benefits may be duplicative with those provided under his employment agreement. Mr. Osborne is also entitled to certain post-employment payments under his employment agreement, as set forth in this proxy statement on page 41 in the section titled “Executive Compensation in the Last Fiscal Year” under the heading titled “Other Potential Post-Employment Payments.”

Effective December 10, 2008, Stephanie Kushner no longer served as the Senior Vice President and Chief Financial Officer of our Company and her last day of employment was December 30, 2008. Pursuant to an agreement entered into on January 6, 2009 with our Company, Ms. Kushner received a cash payment of $541,920, which is the sum of Ms. Kushner’s annual base salary (i.e., $338,700) and her target annual bonus for 2008 (i.e., 60% of her base salary, or $203,220). Additionally, Ms. Kushner received $203,220, the amount equal to her unpaid 2008 target annual bonus. Ms. Kushner is entitled to receive health and welfare benefits at the same coverage level and cost as in effect prior to her termination of services for up to an additional eighteen months, as well as a life insurance and death benefit payout covering an eighteen month period. Further, Ms. Kushner is entitled to receive $17,500 in outplacement services. Ms. Kushner has until March 30, 2009 to exercise previously vested stock options. Unvested stock options totaling 52,412, restricted stock awards totaling 29,900, and 8,900 performance-based restricted stock units were forfeited. Pursuant to the agreement, Ms. Kushner waived any rights to receive any severance pay under any severance/separation plan, policy or program maintained by our Company. Additionally, in consideration of the amounts paid to Ms. Kushner, Ms. Kushner signed a general release with respect to her employment with and separation from employment with our Company and agreed not to compete with our Company for a period of one year or to solicit our employees for such period.

Effective December 10, 2008, the Board of Directors appointed William G. Barker, III as our Senior Vice President and Chief Financial Officer. Mr. Barker’s annual base salary was set at $325,000 in 2008. Mr. Barker was eligible for a prorated annual incentive bonus in 2008 in which his target annual incentive bonus was 60% of his annual base salary with a maximum bonus potential of 120% of base salary. Beginning in 2009, Mr. Barker became eligible to participate in our Company’s group benefit plans generally available to all employees. In connection with his employment, Mr. Barker received an option to purchase 3,888 shares of our common stock at an exercise price of $7.60 per share, the closing price of our common stock on December 10, 2008, the date of grant. The option will vest and become exercisable as to one-third of the shares on each of the first three anniversaries following the date of grant. Mr. Barker also received an award of 3,290 shares of our Company’s restricted stock that will fully vest on the third anniversary of the date of grant. Mr. Barker will receive a $950 monthly automobile allowance. Additionally, Mr. Barker is eligible to participate in all of our Company-sponsored health and welfare benefits available to our executive officers beginning January 1, 2009, including the right to participate in the Executive General Severance Plan and to enter into a standard Change in Control Agreement.

In connection with the sale of E-ONE, Inc., a former Company subsidiary, on August 5, 2008, Peter Guile was no longer employed by our Company. Pursuant to an agreement entered into on March 20, 2008 between Mr. Guile and our Company, we paid Mr. Guile a one-time bonus of $400,000 in exchange for his waiver of any rights to receive any severance pay under any severance or separation plan, policy or program maintained by us. Mr. Guile had until November 14, 2008 to exercise previously vested stock options. Unvested stock options totaling 29,216, restricted stock awards totaling 14,700, and 5,800 performance-based restricted stock units were forfeited.

Information as to Stock Options

Outstanding Equity Awards at Fiscal Year-End  The following table sets forth information concerning outstanding equity awards, as of the completed 2008 fiscal year, held by the named executive officers:

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards							Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
				Equity					Number of	Payout
				Incentive				Market	Unearned	Value of
			Number of	Plan Awards:				Value of	Shares,	Unearned
		Number of	Securities	Number of			Number of	Shares or	Units, or	Shares,
		Securities	Underlying	Securities			Shares or	Units of	Other	Units, or
		Underlying	Unexercised	Underlying			Units of	Stock that	Rights that	Other
		Unexercised	Options (#)	Unexercised	Option	Option	Stock that	Have Not	Have Not	Rights that
		Options (#)	Unexercisable	Unearned	Exercise	Expiration	Have Not	Vested	Vested	Have Not
Name	Grant Date	Exercisable	(1)	Options(#)	Price($)(2)	Date	Vested (#)(3)	($)(4)	(#)(5)	Vested ($)
William H. Osborne	9/15/2008	—	75,137	—	$14.93	9/15/2018	24,559	$201,629	20,991	$172,336

James E. Goodwin	12/11/2007	50,000	—	—	$11.84	12/11/2017	—	—	—	—

William G. Barker, III	12/10/2008	—	3,888	—	$7.60	12/10/2018	3,290	$27,011	—	—

Stephanie K. Kushner(6)	3/1/2002	25,000	—	—	$25.67	3/30/2009	—	—	—	—

	2/6/2003	20,000	—	—	$15.65	3/30/2009	—	—	—	—

	10/30/2003	25,000	—	—	$14.48	3/30/2009	—	—	—	—

	2/12/2004	10,000	—	—	$18.89	3/30/2009	—	—	—	—

	2/10/2005	29,300	—	—	$16.01	3/30/2009	—	—	—	—

	2/8/2006	16,823	—	—	$16.94	3/30/2009	—	—	—	—

	2/26/2007	7,200	—	—	$16.10	3/30/2009	—	—	—	—

	2/22/2008	—	—	—	$10.59	3/30/2009	—	—	—	—

Peter R. Guile(7)	—	—	—	—	—	—	—	—	—	—

David R. McConnaughey	3/6/2006	10,000	5,000	—	$17.55	3/6/2016	18,900	$155,169	—	—

	2/26/2007	6,200	12,400	—	$16.10	2/26/2017	8,200	$67,322	—	—

	2/22/2008	—	25,400	—	$10.59	2/22/2018	8,000	$65,680	7,600	$62,396

Jennifer L. Sherman	4/15/1999	3,000	—	—	$21.94	4/15/2009	—	—	—	—

	10/22/1999	3,000	—	—	$17.50	10/22/2009	—	—	—	—

	12/9/1999	1,000	—	—	$16.06	12/9/2009	—	—	—	—

	2/1/2001	1,000	—	—	$21.95	2/1//2011	—	—	—	—

	2/6/2002	1,000	—	—	$23.21	2/6/2012	—	—	—	—

	2/6/2003	5,000	—	—	$15.65	2/6/2013	—	—	—	—

	2/12/2004	5,000	—	—	$18.89	2/12/2014	—	—	—	—

	3/10/2004	5,000	—	—	$18.93	3/10/2014	—	—	—	—

	2/10/2005	15,700	—	—	$16.01	2/10/2015	—	—	—	—

	2/8/2006	9,017	4,508	—	$16.94	2/8/2016	5,600	$45,976	—	—

	2/26/2007	3,900	7,800	—	$16.10	2/26/2017	5,500	$45,155	—	—

	2/22/2008	—	16,100	—	$10.59	2/22/2018	5,100	$41,871	4,800	$39,408

Mark D. Weber	7/8/1999	2,000	—	—	$21.25	7/8/2009	—	—	—	—

	12/9/1999	1,000	—	—	$16.06	12/9/2009	—	—	—	—

	2/1/2001	1,000	—	—	$21.95	2/1/2011	—	—	—	—

	2/6/2002	1,000	—	—	$23.21	2/6/2012	—	—	—	—

	4/17/2003	10,000	—	—	$16.02	4/17/2013	—	—	—	—

	2/12/2004	10,000	—	—	$18.89	2/12/2014	—	—	—	—

	2/10/2005	22,700	—	—	$16.01	2/10/2015	—	—	—	—

	2/8/2006	13,033	6,517	—	$16.94	2/8/2016	8,100	$66,501	—	—

	2/26/2007	6,200	12,400	—	$16.10	2/26/2017	8,800	$72,248	—	—

	2/22/2008	—	27,500	—	$10.59	2/22/2018	8,600	$70,606	8,200	$67,322

(1)	Stock options granted from 2005 to 2008 are subject to graded vesting over a three-year period from the date of grant except that the equity awards granted to Mr. Goodwin upon his appointment as an interim executive officer became fully vested and exercisable on September 15, 2008, Mr. Goodwin’s last day as our interim President and Chief Executive Officer.

(2)	Prior to 2007, the exercise price for each option grant was the lowest sale price of our common stock on the date of grant as opposed to our current methodology of using the closing price for our common stock, as reported by the New York Stock Exchange, on the date of the grant of the option.

(3)	Restricted stock awards granted from 2005 through 2008, provide for vesting in full on the third anniversary of the grant date.

(4)	Based on the closing price of $8.21 per share of our common stock on December 31, 2008.

(5)	The shares in this column will vest if we achieve the threshold target relative to total stockholder return (TSR). The goal is based on our TSR compared to the TSR of the comparator group over the three-year performance period. The final relative TSR goal will not be determined until the end of the three-year performance period, and the payout of this award could range from 0% to 200% of the performance-based restricted stock unit amount originally granted. The performance-based restricted stock units vest in full at the conclusion of the three-year performance period in 2010. For a more detailed discussion of the performance-based restricted stock unit grants, see the section titled “Compensation Discussion and Analysis — Setting Actual Compensation for the Named Executive Officers” under the heading “Long-Term Equity Incentives” beginning on page 29 of this proxy statement.

(6)	Ms. Kushner has until March 30, 2009, to exercise previously vested stock options. Unvested stock options totaling 52,412, restricted stock awards totaling 29,900, and 8,900 performance-based restricted stock units were forfeited.

(7)	With the sale of our former subsidiary, E-ONE, Inc., and Mr. Guile’s resulting termination of employment with our Company, Mr. Guile had no awards outstanding at fiscal year-end.

Option Exercises and Stock Vested in 2008  The following table sets forth information concerning amounts received or realized upon exercise of options or similar instruments, and the vesting of stock or similar instruments, by the named executive officers.

	Option Awards(1)		Stock Awards(2)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
William H. Osborne	—	—	—	—

James E. Goodwin(3)	—	—	20,000	$298,600

William G. Barker, III	—	—	—	—

Stephanie K. Kushner(4)	—	—	12,275	$135,884

Peter R. Guile(5)	—	—	3,100	$34,317

David R. McConnaughey	—	—	—	—

Jennifer L. Sherman	—	—	6,100	$67,527

Mark D. Weber	—	—	9,975	$110,423

(1)	None of the named executive officers exercised any stock options during the year ended December 31, 2008.

(2)	Reflects the lapse of time-based restrictions pursuant to the terms of grant under our long-term incentive plan for the 2004 and 2005 grant cycles, with the exception of Mr. Goodwin as noted in (3) below. No amounts were deferred by any of the named executive officers.

(3)	The stock award reflected was granted to Mr. Goodwin as a result of his service as an interim executive officer and vested in full upon his resignation as an interim executive officer pursuant to the employment arrangement between the parties.

(4)	Ms. Kushner has until March 30, 2009 to exercise previously vested stock options.

(5)	With the sale of our former subsidiary, E-ONE, Inc., and the resulting termination of employment of Mr. Guile effective August 5, 2008, Mr. Guile had no awards outstanding at fiscal year-end.

Post Retirement Benefits

Pension Benefits Table  The following table sets forth information concerning the present value of accumulated pension benefits accrued by and any payments made to the named executive officers:

			Present Value of
		Number of Years	Accumulated	Payments During
	Plan Name	Credited Service	Benefit	Last Fiscal Year
Name	(1)	(#)	($)	($)
William H. Osborne	—	—	—	—

James E. Goodwin	—	—	—	—

William G. Barker, III	—	—	—	—

Stephanie K. Kushner	FSC Retirement Plan	3.50	$58,346	—

Peter R. Guile	FSC Retirement Plan	5.50	$48,602	—

David R. McConnaughey	—	—	—	—

Jennifer L. Sherman	FSC Retirement Plan	11.00	$103,851	—

Mark D. Weber	—	—	—	—

(1)	This retirement plan, which has been frozen, provides retirement benefits for many salaried and hourly employees, including executive officers. Contributions were made on an actuarial group basis, and no specific contribution was set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, as amended, which limits the annual benefits which may be paid from a tax-qualified retirement plan. Participants under this plan are eligible to receive a supplemental transitional contribution to our new Retirement Savings Plan and Savings Restoration Plan equal to 1% to 2% of their eligible compensation.

The normal retirement age under our retirement plan is age 65. The annual pension earned by an eligible named executive officer is equal to 50% of the named executive officer’s average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, times the named executive officer’s credited service years (to a maximum of 30 years). For purposes of the FSC Retirement Plan, a named executive officer’s compensation is his or her salary plus non-equity incentive plan compensation as set forth in the Summary Compensation Table. Under the FSC Retirement Plan, the named executive officers are eligible to retire after age 55 if they have completed at least 10 years of service with our Company. However, in the event of such early retirement, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months, by which the actual retirement age is less than 65 years.

Non-qualified Deferred Compensation Table in 2008  The following table sets forth information concerning contributions, earnings, and balances under non-qualified deferred contribution plans with assets held in the Rabbi Trust for the named executive officers:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contribution in	Contributions in	Earnings/Loss in	Withdrawals/	Balance at Last
Name(1)	Last FY ($)	Last FY ($)	Last FY ($)(2)	Distributions ($)	FYE ($)
William H. Osborne	—	—	—	—	—

James E. Goodwin	—	—	—	—	—

William G. Barker, III	—	—	—	—	—

Stephanie K. Kushner	—	—	$(21,403)	—	$63,095

Peter R. Guile	—	—	$(147)	—	$433

David R. McConnaughey	—	—	—	—	—

Jennifer L. Sherman	—	—	—	—	—

Mark D. Weber	—	—	$(722)	—	$2,128

(1)	Prior to July 2005, eligible named executive officers were permitted to defer up to 100% of his or her annual bonus in our Supplemental Savings and Investment Plan including participation by Ms. Kushner and

Messrs. Guile and Weber. Participation in this plan was frozen in July of 2005 and no additional deferrals were made after 2006.

(2)	The earnings/loss reported under this column have not been reported as compensation in the last completed fiscal year in the Summary Compensation Table because these earnings were not above market. The earnings on the named executive officers’ deferred compensation are calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) savings plan. Dividends on our common stock held by the named executive officers are paid at the same rate as dividends paid to our stockholders.

Other Potential Post-Employment Payments

Mr. Osborne is party to an employment agreement which provides him with post-employment payments in various scenarios. Additionally, Mr. Osborne is entitled to additional benefits under other applicable plans or programs to the extent such benefits are not duplicative with those received under his employment agreement. Except with respect to Mr. Goodwin who did not participate as a result of his interim status, our Company, pursuant to an Executive General Severance Plan, is obligated to make payments to our named executive officers if our Company terminates the executive without “Cause” or the executive leaves our Company for “Good Reason.” Except with respect to Messrs. Osborne and Goodwin, our Company has entered into Change-in-Control Agreements which require certain payments to our other named executive officers upon a change in control of our Company.

Mr. Osborne’s Arrangement

Under Mr. Osborne’s employment agreement, he is entitled to certain benefits upon termination. Mr. Osborne’s employment agreement provides, that, in addition to any accrued and unpaid salary and prorated annual cash incentive bonus target, if our Company terminates Mr. Osborne’s employment without “Cause” or he resigns for “Good Reason” (as defined in his employment agreement): a) on or prior to September 15, 2010, Mr. Osborne will receive two times his annual base salary paid in equal monthly installments over a period of two years, and one times his annual cash incentive bonus target paid in equal monthly installments over a period of one year; or b) after September 15, 2010, Mr. Osborne will receive one times the sum of his annual base salary plus his annual cash incentive bonus target paid in equal monthly installments over a period of one year. Mr. Osborne will also be eligible to continue to receive health benefits at the same coverage level and cost as in effect prior to his termination for an additional eighteen months.

If our Company terminates Mr. Osborne’s employment without “Cause” or he resigns for “Good Reason” within 24 months following a Change-in-Control of our Company (as defined in his employment agreement), then, in addition to any accrued and unpaid salary and prorated annual cash incentive bonus target, Mr. Osborne will receive an amount equal to two times the sum of his annual base salary and annual cash incentive bonus target, including certain gross-up payments, as necessary. In addition, Mr. Osborne’s equity awards will become immediately vested and all restrictions on such awards shall lapse including (i) immediate vesting of all outstanding unvested stock options, (ii) immediate vesting and lapse of restrictions on all restricted stock and restricted stock units, and (iii) immediate vesting of all performance-based restricted stock units with performance shares distributed based on target performance on the date of the change in control, prorated through the change in control date. Further, the Company will have an obligation to fund a trust equal to 100% of the amounts necessary to satisfy its liabilities under the Savings Restoration Plan; our Company will have an obligation to vest and cash-out all outstanding cash-based long-term incentive awards held by Mr. Osborne; and, as consideration for the non-compete covenant contained in his employment agreement, Mr. Osborne will also receive an amount equal to one times the sum of his annual base salary and annual cash incentive bonus target. In addition, Mr. Osborne will be eligible to continue to receive medical, dental and prescription benefits at the same coverage level and cost as in effect prior to his termination for an additional 36 months as well as life insurance coverage for a period of 18 months. Mr. Osborne is also entitled to receive $50,000 in outplacement services.

The agreement provides that Mr. Osborne shall not be entitled to receive duplicative severance or other benefits under any other Company related plans or programs if such benefits are triggered under his employment agreement. To the extent required to comply with Section 409A of the Internal Revenue Code, any severance benefits would not be paid to Mr. Osborne prior to the date that is six months from the date of termination.

If, however, Mr. Osborne is terminated by our Company for “Cause” or if he voluntarily terminates his employment without “Good Reason,” our Company shall not provide Mr. Osborne with post-termination payments or benefits other than those vested and accrued under our Company’s various compensation plans and programs.

Under Mr. Osborne’s employment agreement, “Cause” means: (1) Mr. Osborne’s willful and continued failure to substantially perform his duties; (2) Mr. Osborne’s conviction of a felony; or (3) Mr. Osborne’s material breach of any provision of the employment agreement. “Good Reason” means: (1) a material reduction in or assignment of duties materially inconsistent with Mr. Osborne’s authority, duties and responsibilities; (2) a reduction in or cancellation of Mr. Osborne’s salary, bonus, compensation or other benefit plans; (3) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; (4) material reduction in Mr. Osborne’s budget; (5) material change in geographic location over which Mr. Osborne performs his duties; or (6) any other action or inaction that constitutes a material breach of the agreement.

As a condition to the receipt of post-employment payments under the employment agreement, Mr. Osborne is required to execute a general release in favor of our Company. Mr. Osborne has also agreed (i) not to compete with our Company or solicit Company employees for, in each case, a period of eighteen months following termination of employment; (ii) not to use or disclose confidential information of our Company; (iii) not to disparage or otherwise make derogatory statements about our Company; and (iv) to cooperate with our Company in connection with claims and litigation.

Arrangement of Other Named Executive Officers

The tables on the following pages reflect the incremental cost to our Company of providing payments and benefits under the Executive General Severance Plan and the Change in Control Agreements, which are generally not available on a non-discriminatory basis, in connection with each of the aforementioned circumstances. The amounts shown in the tables assume that such termination occurs on December 31, 2008, and thus, only includes amounts earned through such time. Except with respect to Ms. Kushner and Mr. Guile, for whom the tables reflect actual payments received upon their respective departures from our Company, the actual value of the payments and benefits received can only be determined at the time of separation.

Material Conditions to Receipt of Payments  The receipt of payments and benefits upon separation from service in the event of involuntary termination without “Cause” or voluntary termination with “Good Reason” are conditioned on the named executive officers’ compliance with the following restrictive covenants set forth in the Executive General Severance Plan:

•	Execution of a general release;

•	Non-disclosure of confidential information to a third party;

•	Non-competition with our Company for a twelve month period; and

•	Non-solicitation of employees for a twelve month period.

Payments under Executive General Severance Plan  Our Company has adopted an Executive General Severance Plan covering Messrs. Barker, McConnaughey, and Weber and Ms. Sherman that provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination with “Good Reason.” Mr. Osborne may also be entitled to benefits under this plan to the extent such benefits are not duplicative with benefits under his employment agreement. Mr. Barker’s eligibility under this plan began January 1, 2009. Mr. Goodwin did not participate as a result of his interim status with our Company, although the equity awards he received in connection with his appointment as an interim executive officer became fully vested and exercisable on September 15, 2008, his last day as our interim President and Chief Executive Officer. Mr. Guile and Ms. Kushner no longer participate by reason of their departure from our Company and have received certain severance payments pursuant to agreements entered into with our Company, as more fully described in the section titled “Executive Compensation in the Last Fiscal Year” under the heading “Additional Information about Compensation Paid to the Named Executive Officers” beginning on page 36 of this proxy statement set forth in the Summary Data Charts below.

In 2008, we amended our Executive General Severance Plan in light of Section 409A of the Internal Revenue Code. To the extent required to comply with Section 409A of the Internal Revenue Code, any severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).

Termination of the Executive by our Company without “Cause” or by the Executive for “Good Reason”  If an executive’s employment is terminated by our Company without “Cause” or by the executive for “Good Reason,” he or she shall receive the following payments and benefits:

•	A cash payment equal to the sum of the named executive officer’s base salary and current target annual bonus;

•	Payment of a portion of the targeted annual bonus based on the number of days worked in the current year;

•	Continuation of health and welfare benefits for up to eighteen months following termination at the same premium cost, and at the same coverage level to the executive, as in effect as of the executive’s date of termination (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code);

•	Right to exercise vested options within three months from date of termination (unvested options, performance-based restricted stock units, restricted stock awards and restricted stock units are forfeited); and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

If, however, the named executive officer is terminated by our Company for “Cause” or if the named executive officer voluntarily terminates his or her employment without “Good Reason,” our Company shall not provide the named executive officer with post-termination payments or benefits other than those vested and accrued under our Company’s various compensation plans and programs.

Payments Made Upon Retirement  Our Company provides the following post-termination payments and benefits under the Executive General Severance Plan and award documents upon retirement:

•	Accrued and unpaid base salary through the date of retirement;

•	Right to exercise vested options within three years from date of termination (unvested options, restricted stock and restricted stock unit awards are forfeited);

•	Immediate vesting of all performance-based restricted stock units with performance shares distributed at the end of the performance period based on actual performance and prorated through the date of termination of employment; and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

Payments Made Upon Death or Disability  In the event of death or disability, named executive officers shall receive the following payments and benefits from our Company, under the Executive General Severance Plan and award documents:

•	Accrued and unpaid base salary through the date of termination;

•	Immediate vesting of all outstanding and unvested stock options. Named executive officers or their designated beneficiaries shall have the right to exercise such options for one year from the date of disability or death;

•	Immediate vesting or lapse of restrictions on all restricted stock and restricted stock units, as applicable;

•	Immediate vesting of all performance-based restricted stock units with performance shares distributed at the end of the performance period based on actual performance and prorated through the date of termination of employment; and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

In addition to the benefits listed above, named executive officers will receive benefits under our non-discriminatory disability plan or payments under our group life insurance plan in the event of death or disability.

Payments Made Upon a Change in Control  Except with respect to Mr. Goodwin as an interim executive officer, Mr. Osborne who is subject to an employment agreement with our Company, and Ms. Kushner and Mr. Guile who have left our Company, we have entered into Executive Change-in-Control Severance Agreements with our other named executive officers that provide for certain payments in the event of a “Change in Control” of our Company and a qualifying termination. Additionally, certain of the equity award agreements issued under our 2005 Executive Incentive Plan provide for accelerated vesting or lapse of restrictions if the business segment in which the participant is primarily employed is divested and the divestiture results in the termination of the participant’s employment with our Company. Pursuant to our Executive Change-in-Control Severance Agreements, in the event of a separation from service (as defined in Section 409A of the Internal Revenue Code) within

24 calendar months following a Change in Control (other than termination by us for “Cause,” voluntary termination by the executive without “Good Reason,” or by reason of death or disability), or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “Good Reason,” we shall provide each named executive officer with the following severance benefits:

•	Payment of any accrued and unpaid salary and prorated annual cash incentive bonus target;

•	A lump-sum cash payment equal to two times the sum of the executive’s base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;

•	A lump-sum cash payment equal to one times the sum of annual base salary and annual cash incentive bonus target as consideration for the eighteen-month non-compete covenant;

•	Immediate vesting and lapse of restrictions on all equity based long-term incentives, including (i) immediate vesting of all outstanding unvested stock options, (ii) immediate vesting and lapse of restrictions on all restricted stock and restricted stock units, and (iii) immediate vesting of all performance-based restricted stock units with performance shares distributed based on target performance on the date of the change in control, prorated through the change in control date;

•	Immediate vesting and cash-out of all outstanding cash-based long-term incentive awards;

•	Continuation of medical insurance coverage for up to thirty-six months following termination at the same premium cost and at the same coverage level to the executive as in effect immediately prior to the termination of the executive’s employment (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code) and continuation of other health and welfare benefits for up to eighteen months at the same premium cost and at the same coverage level under the Company’s Executive General Severance Plan to the extent not duplicative; and

•	If the value of the cash payments and the continuation or acceleration of benefits upon termination under the severance agreements would subject the executive officer to the payment of a federal excise tax as “excess parachute payments,” the executive would be entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and all of the executive’s additional federal, state and local income, excise and employment taxes that arise on the additional payment.

In 2008, we amended our Executive Change-in-Control Severance Agreements in light of Section 409A of the Internal Revenue Code. To the extent required to comply with Section 409A of the Internal Revenue Code, any severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).

A “Change in Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:

•	acquisition by any one person or group of beneficial ownership of forty percent (40%) or more of the combined voting power of our Company’s then outstanding securities;

•	replacement of the majority of the directors during any period of twenty-four consecutive months;

•	consummation of a merger or consolidation of our Company with another corporation, other than (1) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than sixty percent (60%) of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of our Company or similar transaction in which no person or group acquires more than 40% of the combined voting power of our Company’s then outstanding securities;

•	approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•	any other transaction that our Board of Directors designates as being a Change in Control.

Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (1) the executive officer’s willful and continued failure to substantially perform his or her duties; (2) the executive’s conviction of a felony; or (3) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means one or more of the following, which results in a material negative change in the executive officer’s employment relationship with our Company: (1) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the change in control or a material reduction in the executive’s duties and authorities; (2) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (3) relocation of the executive to a new location in excess of 50 miles from the executive’s principal office immediately prior to the Change in Control; (4) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; or (5) any material breach of the Executive Change-in-Control Severance Agreement by our Company.

Summary Data Charts

Except as otherwise indicated with respect to Ms. Kushner and Mr. Guile, the following tables illustrate the potential payments and benefits received by our named executive officers under various employment termination events. The assumptions used in preparation of these tables are consistent with the payments and benefits described above in the various post-employment scenarios and as stated below.

General assumptions

•	Date of termination was December 31, 2008.

•	A value of $8.21 per share was used as the value of our common stock consistent with the closing price of our common stock on December 31, 2008.

•	Executives are assumed to be subject to a 35% federal tax rate, a 3% state tax rate and 1.45% FICA tax rate.

•	With respect to performance-based restricted stock units, actual Company performance has been assumed to equal target performance, to the extent relevant.

William H. Osborne

The following table illustrates the potential payments and benefits received by Mr. Osborne under various employment termination events.

Potential Post-Employment Payments
President & Chief Executive Officer — William H. Osborne

	Involuntary					Change in
	Termination					Control and
	without Cause or					Termination
	Voluntary					Without
	Termination				Change in Control	Cause or
	with Good Reason				Only	with Good Reason
Type of Payment	($)	Death($)	Disability($)	Retirement($)	($)	($)
Severance Compensation	$1,235,000	$—	$—	$—	$—	$3,705,000

Pro-Rata Bonus	$585,000	$—	$—	$—	$—	$585,000

Stock Options	$—	$—	$—	$—	$—	$—

Restricted Stock	$—	$201,629	$201,629	$—	$201,629	$201,629

Performance Shares	$—	$16,840	$16,840	$16,840	$16,840	$16,840

Life Insurance	$1,638	$—	$—	$—	$—	$1,638

Medical Benefits	$16,789	$—	$—	$—	$—	$33,577

Dental Benefits	$786	$—	$—	$—	$—	$1,571

Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—

Other	$50,000	$—	$—	$—	$—	$50,000

Total	$1,889,213	$218,469	$218,469	$16,840	$218,469	$4,595,255

William G. Barker, III

The following table illustrates the potential payments and benefits received by Mr. Barker under various employment termination events.

Potential Post-Employment Payments
Senior Vice President & Chief Financial Officer — William G. Barker, III

	Involuntary					Change in
	Termination					Control and
	without Cause or					Termination
	Voluntary					without
	Termination					Cause or
	with				Change in Control	with Good
	Good Reason				Only	Reason
Type of Payment	($)	Death ($)	Disability ($)	Retirement ($)	($)	($)
Severance Compensation	$520,000	$—	$—	$—	$—	$1,560,000

Pro-Rata Bonus	$195,000	$—	$—	$—	$—	$195,000

Stock Options	$—	$2,372	$2,372	$—	$2,372	$2,372

Restricted Stock	$—	$27,011	$27,011	$—	$27,011	$27,011

Performance Shares	$—	$—	$—	$—	$—	$—

Life Insurance	$—	$—	$—	$—	$—	$—

Medical Benefits	$—	$—	$—	$—	$—	$—

Dental Benefits	$—	$—	$—	$—	$—	$—

Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$671,707

Other	$—	$—	$—	$—	$—	$—

Total	$715,000	$29,383	$29,383	$—	$29,383	$2,456,090

Stephanie K. Kushner

Effective December 10, 2008, Ms. Kushner no longer served as Senior Vice President and Chief Financial Officer of our Company, with her last day of employment on December 30, 2008. The following table illustrates the payments and benefits received by Ms. Kushner in connection with her departure from our Company on December 30, 2008 pursuant to an agreement with our Company. In consideration of the payment and benefits received by Ms. Kushner regarding her termination of employment, Ms. Kushner signed a general release with respect to her employment with and separation from employment with our Company and agreed not to compete with our Company for a period of one year or to solicit Company employees for such period. Additionally, Ms. Kushner waived any rights to receive any future severance pay under any severance/ separation plan, policy or program maintained by our Company. Ms. Kushner has until March 30, 2009 to exercise previously vested stock options. Unvested stock options totaling 52,412, restricted stock awards totaling 29,900, and 8,900 performance-based restricted stock units were forfeited.

Post-Employment Payments

Severance
Type of Payment	($)
Cash Severance	$745,140

Continuation of Health & Welfare Benefits	$9,918

Life Insurance and Death Benefit Payout	$854

Outplacement Services	$17,500

Total	$773,412

Peter R. Guile

In connection with the sale of our former subsidiary, E-ONE, Inc., on August 5, 2008, Mr. Guile was no longer employed by our Company. Pursuant to an agreement entered into on March 20, 2008 between Mr. Guile and our Company, our Company paid Mr. Guile a one-time bonus of $400,000 in exchange for his waiver of any rights to receive any severance pay under any severance or separation plan, policy or program maintained by our Company. Mr. Guile had until November 14, 2008 to exercise previously vested stock options. Unvested stock options totaling 29,216, restricted stock awards totaling 14,700, and 5,800 performance-based restricted stock units were forfeited.

David R. McConnaughey

The following table illustrates the potential payments and benefits received by Mr. McConnaughey under various employment termination events.

Potential Post-Employment Payments
President, Safety & Security Systems Group — David R. McConnaughey

	Involuntary					Change in
	Termination					Control and
	without Cause or					Termination
	Voluntary					without
	Termination					Cause or
	with Good				Change in Control	with Good
	Reason				Only	Reason
Type of Payment	($)	Death($)	Disability($)	Retirement($)	($)	($)
Severance Compensation	$524,800	$—	$—	$—	$—	$1,574,400

Pro-Rata Bonus	$196,800	$—	$—	$—	$—	$196,800

Stock Options	$—	$—	$—	$—	$—	$—

Restricted Stock	$—	$288,171	$288,171	$—	$288,171	$288,171

Performance Shares	$—	$17,819	$17,819	$17,819	$17,819	$17,819

Life Insurance	$827	$—	$—	$—	$—	$827

Medical Benefits	$16,789	$—	$—	$—	$—	$33,577

Dental Benefits	$786	$—	$—	$—	$—	$786

Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—

Other	$—	$—	$—	$—	$—	$—

Total	$740,002	$305,990	$305,990	$17,819	$305,990	$2,112,380

Jennifer L. Sherman

The following table illustrates the potential payments and benefits received by Ms. Sherman under various employment termination events.

Potential Post-Employment Payments
Senior Vice President, Human Resources and General Counsel — Jennifer L. Sherman

	Involuntary					Change in
	Termination					Control and
	without Cause or					Termination
	Voluntary					without
	Termination					Cause or
	with Good				Change in Control	with Good
	Reason				Only	Reason
Type of Payment	($)	Death($)	Disability($)	Retirement($)	($)	($)
Severance Compensation	$432,808	$—	$—	$—	$—	$1,298,424

Pro-Rata Bonus	$153,577	$—	$—	$—	$—	$153,577

Stock Options	$—	$—	$—	$—	$—	$—

Restricted Stock	$—	$133,002	$133,002	$—	$133,002	$133,002

Performance Shares	$—	$11,254	$11,254	$11,254	$11,254	$11,254

Life Insurance	$706	$—	$—	$—	$—	$706

Medical Benefits	$16,789	$—	$—	$—	$—	$33,577

Dental Benefits	$786	$—	$—	$—	$—	$786

Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$585,543

Other	$—	$—	$—	$—	$—	$—

Total	$604,666	$144,256	$144,256	$11,254	$144,256	$2,216,869

Mark D. Weber

The following table illustrates the potential payments and benefits received by Mr. Weber under various employment termination events.

Potential Post-Employment Payments
President, Environmental Solutions Group — Mark D. Weber

	Involuntary					Change in
	Termination					Control and
	without Cause or					Termination
	Voluntary					Without
	Termination					Cause or
	with Good				Change in Control	with Good
	Reason				Only	Reason
Type of Payment	($)	Death($)	Disability($)	Retirement($)	($)	($)
Severance Compensation	$489,254	$—	$—	$—	$—	$1,467,763

Pro-Rata Bonus	$183,470	$—	$—	$—	$—	$183,470

Stock Options	$—	$—	$—	$—	$—	$—

Restricted Stock	$—	$209,355	$209,355	$—	$209,355	$209,355

Performance Shares	$—	$19,226	$19,226	$19,226	$19,226	$19,226

Life Insurance	$771	$—	$—	$—	$—	$771

Medical Benefits	$14,104	$—	$—	$—	$—	$28,207

Dental Benefits	$786	$—	$—	$—	$—	$786

Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$656,524

Other	$—	$—	$—	$—	$—	$—

Total	$688,385	$228,581	$228,581	$19,226	$228,581	$2,566,102

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is currently comprised of five directors, none of whom are officers or employees. All members are “independent” under rules adopted by the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. The Board of Directors has adopted a charter for the Audit Committee, which is available on our website: http://www.federalsignal.com

In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices, and compliance with legal and regulatory requirements of our Company, including our codes of business conduct and ethics. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries, subject to approval by the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed disclosures made by our Company’s management during the certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls.

The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including matters in the written disclosures pursuant to Rule 3526 of the Public Company Accounting Oversight Board Communicating with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants’ independence.

The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Audit Committee annually pre-approves types of services and fees. The Audit Committee periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Audit Committee at its next meeting.

The Audit Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

CHARLES R. CAMPBELL, CHAIRMAN

ROBERT M. GERRITY	JAMES E. GOODWIN	ROBERT S. HAMADA	DENNIS J. MARTIN

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

ACCOUNTING FEES

Our Board of Directors selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2008.

Ernst & Young LLP fees for 2008 and 2007 were:

($’s in thousands)	2008	2007

Audit Fees(1)	$1,725	$1,877
Audit-Related Fees(2)	—	—
Tax Fees(3)	$62	$124
All Other Fees(4)	$7	—

Total	$1,794	$2,001

(1)	Audit Fees — These are fees for professional services performed by Ernst & Young LLP for: (a) the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (b) the audit of our system of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees — These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation and consultation with regard to various tax planning issues.

(4)	All Other Fees — These are fees for miscellaneous other services performed by Ernst & Young LLP that do not meet the above categories.

The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent registered public accounting firm for audit, audit-related, tax and all other services allowable under applicable rules and regulations. This policy is described above in the Audit Committee Report. All such services and fees provided by our independent registered public accounting firm during 2008 were pre-approved by the Audit Committee.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

Our Board of Directors, upon the recommendation of the Audit Committee, has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. A resolution will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP.

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2008. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to any questions that you may have. The appointment of the independent accountants is approved annually by the Audit Committee.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009 will require the affirmative vote of a majority of the votes cast upon this proposal at the Annual Meeting.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely upon our review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, we believe that all of our directors, officers and beneficial owners of more than 10 percent of our common stock filed all such reports on a timely basis during 2008 except that Mr. Osborne had one late filing related to one transaction and Mr. Lietz had seven late filings related to seven transactions. All such late filings related to the acquisition of common stock by the reporting person under the Company’s Savings Restoration Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

	Number of
	Securities to be
	Issued upon	Weighted-Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available for
	Outstanding	Outstanding	Future Issuance under
	Options, Warrants	Options, Warrants	Equity Compensation
Plan Category	and Rights(#)	and Rights ($)	Plans (#)

Equity Compensation Plans Approved by Security Holders(1)
1996 Stock Benefit Plan	1,157,096	$18.36	552,721
2005 Executive Incentive Compensation Plan	1,176,972	$14.07	2,059,082

Total	2,334,068	$16.20	2,611,803

(1)	Our Company has no equity compensation plans which have not been approved by stockholders.

FUTURE STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement for the 2010 Annual Meeting of Stockholders, we must receive any stockholder proposals on or before December 1, 2009.

Our By-Laws provide that, in order for other business to be considered at the 2010 Annual Meeting, we must receive information relating to such other business by January 29, 2010, but not before December 30, 2009, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Our By-Laws also contain specific requirements that must be complied with by stockholders who wish to present proposals. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to our executive offices, c/o Corporate Secretary. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2010 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in this proxy statement under “Committees of the Board of Directors — Nominating and Governance Committee.”

OTHER BUSINESS

As of the date hereof, the foregoing is the only business which our Board of Directors and management intend to present, or are aware that others will present, at the meeting. If any other proper business should be presented at the meeting, the WHITE proxy cards will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting such proxy cards.

By order of the Board of Directors,

Jennifer L. Sherman
Corporate Secretary

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION

Under applicable Securities and Exchange Commission regulations, the members of the Board, our Company’s nominees and certain executive officers of our Company are “participants’’ with respect to our Company’s solicitation of proxies in connection with its 2009 Annual Meeting of Stockholders. Certain information about the persons who may be deemed “participants” is provided below.

Directors and Nominees

The names of our Company’s directors and director nominees are set forth below. The principal occupations of our Company’s directors who are participants in our Company’s solicitation are set forth in this proxy statement under “Proposal 1 — Election of Directors.” The business address for each of the below participants is c/o Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.

Name
James C. Janning
Charles R. Campbell
Robert M. Gerrity
James E. Goodwin
Robert S. Hamada
Paul W. Jones
Dennis J. Martin
John McCartney
William H. Osborne
Brenda L. Reichelderfer
Joseph R. Wright

Officers and Employees

Our Company’s executive officers who are “participants” in our Company’s solicitation of proxies are set forth below along with their position with our Company. The business address for each of the below participants is Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523:

Name	Position with our Company

William H. Osborne	President and Chief Executive Officer
William G. Barker, III	Senior Vice President and Chief Financial Officer
Jennifer L. Sherman	Senior Vice President, Human Resources and General Counsel

Information Regarding Ownership of our Company’s Securities by Participants

The number of shares of our common stock held by directors and the named executive officers is set forth under the “Ownership of Our Common Stock” section of this proxy statement.

Information Regarding Transactions in our Company’s Securities by Participants

The following table sets forth all transactions that may be deemed purchases and sales of shares of our common stock by the individuals who are considered “participants” since February 1, 2007 and prior to March 31, 2009, the date this proxy statement was first mailed. Except as described in this proxy statement, shares of our common stock owned of record by each participant are also beneficially owned by such participant. Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

	Date of	Number of Shares of Common Stock
Name	Transaction	Acquired, Purchased or Sold(*)
James C. Janning	4/24/07	Acquired option to purchase 4,146 shares (1)
	4/24/07	Acquired 1,537 restricted shares (1)
	7/31/07	Acquired 1,561 shares (1)
	9/10/07	Purchased 10,000 shares
	4/22/08	Acquired 5,416 shares (1)
Charles R. Campbell	4/24/07	Acquired option to purchase 3,317 shares (1)
	4/24/07	Acquired 1,229 restricted shares (1)
	7/31/07	Acquired 1,240 shares (1)
	4/22/08	Acquired 4,333 shares (1)
Robert M. Gerrity	4/2/07	Acquired 523 shares (2)
	4/24/07	Acquired option to purchase 3,317 shares (1)
	4/24/07	Acquired 1,229 restricted shares (1)
	7/2/07	Acquired 481 shares (2)
	7/31/07	Acquired 1,240 shares (1)
	10/1/07	Acquired 603 shares (2)
	12/31/07	Acquired 970 shares (2)
	3/31/08	Acquired 713 shares (2)
	4/22/08	Acquired 4,333 shares (1)
	6/30/08	Acquired 825 shares (2)
James E. Goodwin	4/2/07	Acquired 475 shares (2)
	4/24/07	Acquired option to purchase 3,317 shares (1)
	4/24/07	Acquired 1,229 restricted shares (1)
	7/2/07	Acquired 434 shares (2)
	7/31/07	Acquired 1,240 shares (1)
	10/1/07	Acquired 571 shares (2)
	12/11/07	Acquired option to purchase 50,000 shares (3)
	12/11/07	Acquired 20,000 restricted shares (3)
	12/14/07	Purchased 1,000 shares
	12/31/07	Acquired 759 shares (4)
	9/15/08	Withheld 5,890 shares as payment for tax liability (5)

	Date of	Number of Shares of Common Stock
Name	Transaction	Acquired, Purchased or Sold(*)
Robert S. Hamada	4/2/07	Acquired 564 shares (2)
	4/24/07	Acquired option to purchase 3,317 shares (1)
	4/24/07	Acquired 1,229 restricted shares (1)
	7/2/07	Acquired 520 shares (2)
	7/31/07	Acquired 1,240 shares (1)
	10/1/07	Acquired 661 shares (2)
	12/31/07	Acquired 1,036 shares (2)
	3/31/08	Acquired 767 shares (2)
	4/22/08	Acquired 4,333 shares (1)
	6/30/08	Acquired 888 shares (2)
	9/29/08	Acquired 709 shares (2)
	12/31/08	Acquired 1,264 shares (2)
Paul W. Jones	4/24/07	Acquired option to purchase 3,317 shares (1)
	4/24/07	Acquired 1,229 restricted shares (1)
	7/31/07	Acquired 1,240 shares (1)
	4/22/08	Acquired 4,333 shares (1)
Dennis J. Martin	3/12/08	Acquired option to purchase 5000 shares (6)
	3/31/08	Acquired 109 shares (2)
	4/22/08	Acquired 4,333 shares (1)
	6/30/08	Acquired 742 shares (2)
	9/29/08	Acquired 602 shares (2)
	12/31/08	Acquired 1,081 shares (2)
John McCartney	4/2/07	Acquired 950 shares (2)
	4/24/07	Acquired option to purchase 3,317 shares (1)
	4/24/07	Acquired 1,229 restricted shares (1)
	7/2/07	Acquired 898 shares (2)
	7/31/07	Acquired 1,240 shares (1)
	10/1/07	Acquired 1,176 shares (2)
	12/31/07	Acquired 1,872 shares (2)
	3/31/08	Acquired 1,372 shares (2)
	4/22/08	Acquired 4,333 shares (1)
	6/30/08	Acquired 1,590 shares (2)

	Date of	Number of Shares of Common Stock
Name	Transaction	Acquired, Purchased or Sold(*)
Brenda L. Reichelderfer	4/2/07	Acquired 451 shares (2)
	4/24/07	Acquired 1,229 restricted shares (1)
	4/24/07	Acquired option to purchase 3,317 shares (1)
	7/02/07	Acquired 410 shares (2)
	7/31/07	Acquired 1,240 shares (1)
	10/1/07	Acquired 530 shares (2)
	12/31/07	Acquired 1,738 shares (2)
	3/31/08	Acquired 1,200 shares (2)
	4/22/08	Acquired 4,333 shares (1)
	6/30/08	Acquired 1,714 shares (2)
	9/29/08	Acquired 1,257 shares (2)
	12/31/08	Acquired 2,253 shares (2)
Joseph R. Wright	4/23/08	Acquired option to purchase 5,000 shares (6)
	6/30/08	Acquired 881 shares (2)
	9/29/08	Acquired 1,509 shares (2)
	12/31/08	Acquired 2,070 shares (2)
William H. Osborne	9/15/08	Acquired 24,559 restricted shares (7)
	9/15/08	Acquired option to purchase 75,137 shares (7)
	9/15/08	Acquired 20,991 shares of performance-based restricted stock units (7)
	2/20/09	Acquired option to purchase 107,400 shares (8)
	2/20/09	Acquired 32,000 shares of performance-based restricted stock units (8)
	2/20/09	Acquired 33,600 restricted shares (8)
	3/6/09	Purchased 10,000 shares
William G. Barker, III	12/10/08	Acquired option to purchase 3,888 shares (9)
	12/10/08	Acquired 3,290 restricted shares (9)
	2/20/09	Acquired option to purchase 29,600 shares (8)
	2/20/09	Acquired 8,900 shares of performance-based restricted stock units (8)
	2/20/09	Acquired 9,300 restricted shares (8)
	3/6/09	Purchased 5,000 shares

	Date of	Number of Shares of Common Stock
Name	Transaction	Acquired, Purchased or Sold(*)
Jennifer L. Sherman	2/15/07	Withheld 402 shares as payment for tax liability (5)
	2/26/07	Acquired 5,500 restricted shares (8)
	2/26/07	Acquired option to purchase 11,700 shares (8)
	2/15/08	Withheld 2,084 shares as payment for tax liability (5)
	2/22/08	Acquired 5,100 shares (8)
	2/22/08	Acquired option to purchase 16,100 shares (8)
	2/22/08	Acquired 4,800 shares of performance-based restricted stock units (8)
	2/8/09	Withheld 1,997 shares as payment for tax liability (5)
	2/20/09	Acquired 5,100 shares (8)
	2/20/09	Acquired option to purchase 16,100 shares (8)
	2/20/09	Acquired 4,800 shares of performance-based restricted stock units (8)

*	Does not include shares acquired under the Company’s Savings Restoration Plan. Also excludes 5,818 shares acquired by Ms. Sherman, during the period from February 1, 2007 through March 3, 2009, pursuant to bi-monthly payroll deductions under the Company’s Retirement Savings Plan (i.e., 401(k) plan).

(1)	Awarded in connection with annual director compensation.

(2)	Stock awarded in lieu of annual cash director compensation pursuant to director stock ownership program.

(3)	Awarded in connection with service as interim President and Chief Executive Officer for the period from December 11, 2007 through September 15, 2008.

(4)	Stock awarded in lieu of annual cash director compensation pursuant to director stock ownership program pro-rated through December 11, 2007 in connection with his appointment as interim President and Chief Executive Officer.

(5)	Payment of tax liability by withholding of stock related to vesting of restricted stock award.

(6)	Initial stock option grant upon appointment or election to Board of Directors.

(7)	Awarded in connection with appointment as President and Chief Executive Officer.

(8)	Annual award of incentive compensation.

(9)	Awarded in connection with appointment as Senior Vice President and Chief Financial Officer.

Miscellaneous Information Concerning Participants

Except as described in this Appendix A or in this proxy statement, to the best knowledge of our Company, none of the participants nor any of their respective affiliates or associates (together, the “Participant Affiliates”) (i) directly or indirectly beneficially owns any shares of Common Stock of our Company or any securities of any subsidiary of our Company or (ii) has had any relationship with our Company in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as described in this proxy statement, to the best knowledge of our Company, neither any participant nor any Participant Affiliate, is either a party to any transaction or series of transactions since the beginning of fiscal 2008, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which our Company was or is to be a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest.

Except as described in this proxy statement, to the best knowledge of our Company, no participant or Participant Affiliate has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2009 Annual Meeting.

Except as described in this proxy statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by our Company or any of its affiliates or any future transactions to which our Company or any of its affiliates will or may be a party. Except as described in this proxy statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate within the past year with any person with respect to any securities of our Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. During the past 10 years no participant has been convicted of a crime more serious than a traffic violation or similar misdemeanor.

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of Federal Signal Corporation
Common Stock for the upcoming Annual Meeting of Stockholders.
PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:
1.
Vote by Telephone—Call toll-free in the U.S. or Canada at 1-866-776-5643, on a touch-tone telephone. If outside the U.S. or Canada, call 1- 215-521-4899. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR
2.
Vote by Internet—Access https://www.proxyvotenow.com/fss and follow the simple instructions. Please note, you must type an “s” after “http.” You will be required to provide the unique control number printed below.

You may vote by telephone or on the Internet 24 hours a day 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.
OR
3.
Vote by Mail—If you do not wish to vote by telephone or on the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Federal Signal Corporation, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

ê TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ê

☒	Please mark your vote as in this example

The Board of Directors recommends a vote FOR ALL the nominees listed and FOR Proposal 2.

1. Election of Directors:	FOR	WITHHOLD	FOR ALL, WITH
	ALL	FROM ALL	EXCEPTION
01 — James E. Goodwin	☐	☐	☐
02 — William H. Osborne
03 — Joseph R. Wright

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “FOR ALL, WITH EXCEPTION” box and write the number of the excepted nominee(s) in the space provided below:

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2009	☐	☐	☐

This proxy also may be voted, in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

Date:	, 2009

Signature

Signature (if held jointly)

Title(s), if any
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by an authorized officer. If signer is a partnership, please sign in partnership name by an authorized person.

PLEASE VOTE TODAY!
SEE REVERSE SIDE
FOR THREE EASY WAYS TO VOTE!
ê TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ê

FEDERAL SIGNAL CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
W
H
I
T
E

P
R
O
X
Y
The undersigned having received the notice of the 2009 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) and the proxy statement, appoints William G. Barker III and Jennifer L. Sherman, and each of them acting individually, as the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Common Stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the Annual Meeting and at any adjournment(s) or postponement(s) thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.
If no direction is made for a proposal, the proxy will be voted: (a) “FOR” all of the Company’s director nominees in Proposal 1 and (b) “FOR” Proposal 2, as applicable. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.
YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY.
(Continued and to be signed on the reverse side)